As Filed With the Securities and Exchange Commission on April 30, 2010
Registration No. 333-159645

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 3
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMBIENT CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	334413	98-0166007
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

7 WELLS AVENUE NEWTON, MASSACHUSETTS 02459 (617) 332-0004
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

7 WELLS AVENUE, NEWTON, MASSACHUSETTS 02459
(Address of Principal Executive Office) (Zip Code)

JOHN J. JOYCE 7 WELLS AVENUE NEWTON, MASSACHUSETTS 02459 (617) 332-0004
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
David Aboudi, Esq. Aboudi & Brounstein 3 Gavish Street Kfar Saba, 44641, Israel +972-9-764-4833

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer   ☐   Accelerated filer   ☐   Non-accelerated filer   ☐   Smaller Reporting Company   ☑

The registration fee was previously calculated and paid in connection with the initial filing of this Registration Statement on June 1, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post Effective Amendment No. 3 to Registration Statement amends the Registration Statement on Form S-1 No. 333-159645 which was filed by Ambient Corporation (the “Company”) on June 1, 2009, as subsequently amended on September 11, 2009 and Post Effective Amendment No. 1 filed on February 5, 2010 (as so amended, the “Original Registration Statement”). The Original Registration Statement, as amended by this Post-Effective Amendment No. 3, is referred to herein as the "Registration Statement." The Original Registration Statement registered for resale 43,633,331 shares of common stock, $0.001 par value per share (the “Common Stock”) previously issued or issuable by the Registrant upon conversion of Registrant’s warrants, and the applicable filing fee was paid. This Post-Effective Amendment No. 3 relates to 38,533,831 shares of Registrants’ Common Stock issuable upon exercise of outstanding warrants and included in the Original Registration Statement that have not been sold as of the date hereof. This Post-Effective Amendment No. 3 is being filed to update information pertaining to these securities.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 30, 2010

PRELIMINARY PROSPECTUS

AMBIENT CORPORATION

38,533,831 shares of Common Stock

This Prospectus relates to the resale by the selling stockholders of up to 38,533,831 shares of our common stock, par value $0.001 (the "Common Stock") issuable upon exercise of currently exercisable warrants.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Act").

Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "ABTG". The last reported sales price per share of our Common Stock as quoted by the OTC Bulletin Board on April 29, 2010 was $0.082.

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THE SECTION OF THIS PROSPECTUS TITLED "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES EXCHANGE AND COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ______, 2010

PRINCIPAL EXECUTIVE OFFICE:
Ambient Corporation
7 Wells Avenue
Newton, Massachusetts 02459
(617) 332-0004

AMBIENT CORPORATION

TABLE OF CONTENT

PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	8
AGREEMENTS WITH THE SELLING STOCKHOLDERS	8
DIVIDEND POLICY	9
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	10
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	10
DESCRIPTION OF BUSINESS	16
DESCRIPTION OF PROPERTY	22
LEGAL PROCEEDINGS	22
MANAGEMENT	22
EXECUTIVE COMPENSATION	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
BENEFICIAL OWNERSHIP OF MANAGEMENT, DIRECTORS AND CERTAIN BENEFICIAL HOLDERS	26
SELLING STOCKHOLDERS	28
PLAN OF DISTRIBUTION	29
DESCRIPTION OF CAPITAL STOCK	30
DISCLOSURE OF SEC POSITION ON I NDEMNIFICATION FOR SECURITIES ACT LIABILITIES	30
LEGAL MATTERS	31
EXPERTS	31
WHERE YOU CAN FIND MORE INFORMATION	31
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.

PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY THE SECTION TITLED "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

AMBIENT CORPORATION

Ambient Corporation (referred to herein as “we,” “our,” “us,” “Ambient,” or the “Company”), incorporated under the laws of the State of Delaware in June 1996,  is a pioneering integrator of smart grid communications platforms, creating high-speed Internet Protocols (IP)-based data communications networks to support all aspects of a smart grid. The Ambient smart grid platform, known as Ambient Smart Grid®, facilitates a two-way, real-time communications network to serve the “last mile” backhaul. This common-core infrastructure is necessary for utilities to implement smart grid applications such as Advanced Metering Infrastructures (AMI), real-time pricing, and Demand Side Management (DSM) while enabling distribution monitoring and automation, as well as direct load control.  When combined, these applications can offer economic, operational and environmental benefits for utilities, and their customers.

The Ambient’s Smart Grid® platform, which includes communication nodes, a management system and a suite of applications, has been designed to be an open, standards-based system intended to support a variety of applications and services simultaneously.  Ambient has designed, developed, and delivered three generations of our Smart Grid® communications nodes.  With each successive generation, Ambient has continued to support and integrate additional applications.  During the summer of 2009, Ambient began the design and development of its fourth generation communication node. Testing of prototypes is expected to begin during the second quarter of 2010.

Throughout the past four years, Ambient has been a supplier to Duke Energy’s smart grid initiatives. In 2008, Ambient received purchase orders from Duke Energy for its X2000 and X-3000 communications nodes, license for the Ambient Element Management System (AmbientNMS®), and engineering support in building out an intelligent smart grid platform. In September 2009, Ambient and the utility entered into a long-term agreement to supply Ambient’s latest X-series smart grid nodes, the X-3100 for deployment throughout the utility’s electric power distribution grid. Under the terms of the agreement, we have, to date, received purchase orders for product to be delivered through third quarter of 2010, amounting to approximately $10.0 million.

Our goal remains to be the leading designer, developer and systems integrator of a turnkey Ambient Smart Grid® platform, incorporating a wide array of communications technology and protocols enabling smart grid applications such as third-party advanced metering solutions and our internally developed energy sensing capabilities. Ambient views the smart grid communications platform to be a key factor for utilities to efficiently integrate increasing portfolios of energy services and applications.

Ambient intends to actively seek new opportunities for commercial deployments and to bring new and existing networks to full commercialization. Throughout 2010, Ambient’s principal target customers will continue to be electric utilities deploying smart grid technologies, primarily in North America. Ambient intends to continue to collaborate with other technology companies and utility customers to drive the development of new utility and consumer applications and to promote the need for the Ambient Smart Grid® platform.

To date, we have funded operations primarily through the sale of our securities. In connection with the continued development, marketing, and deployment of our products, technology, and services, we anticipate that we will continue to augment our revenue generation capabilities with such raises in the future and anticipate that we will continue to incur losses during 2010. We recognized revenues of 2,193,338 and $12,622,353 for the years ended December 31, 2009 and 2008 respectively, representing sales of equipment, software and services to Duke Energy. We incurred net losses of 14,246,284 and $11,294,199 for the years ended December 31, 2009 and 2008, respectively. From inception through the third quarter of 2008, the Company was in the development stage and had insignificant recurring revenues. In the fourth quarter of 2008, management determined that the Company was no longer in the development stage as the Company’s products were being deployed in more significant smart grid deployments and the prospects for generating significant revenues from generally available products were increasing.

CORPORATE INFORMATION

Our principal offices are located 7 Wells Avenue, Newton, Massachusetts 02459, and our telephone number is (617) 332-0004. We maintain a website at www.ambientcorp.com. Information contained on our website is not part of this Prospectus.

RISK FACTORS

Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "RISK FACTORS" beginning on page 4of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

THE OFFERING

Securities offered by the selling stockholders	38,533,831 shares of Common Stock. (1)
Shares outstanding before the Offering	(2) 1,587,790,354
Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders
———————
(1)
Refers to shares issuable upon exercise of warrants issued to Kuhns Brothers (“Kuhns”), an investment firm and a registered broker dealer, or its designees, in connection with certain financings that we consummated between July 2007 and November 2008 and is comprised of the following: to (i) 750,000 shares of Common Stock issuable upon exercise of warrants issued in January 2007 in connection with the retainer of Kuhns as investment advisor to us and (ii) 37,783,831 shares of  Common Stock issuable upon exercise of warrants issued as compensation for placement agent services rendered in connection with the above referenced financings. For a description of the agreement between us and the holders of the Warrants and the Other Warrants, see "DESCRIPTION OF THE AGREEMENTS WITH SELLING STOCKHOLDERS".

(2)
As of April 29, 2010. Does not include (i) up to an aggregate of 52,512,000 shares of Common Stock issuable upon exercise of options granted under our 2000 Equity Incentive Stock Option Plan and our 2002 Non-Employee Director Stock Option Plan, (ii) any of the shares described in footnote (1) above and (iii) 61,060,000 shares of Common Stock issuable upon exercise of other outstanding options and warrants.

 RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS CONCERNING OUR BUSINESS

RISKS CONCERNING OUR BUSINESS

OUR RELATIONSHIP WITH DUKE ENERGY IS MATERIAL TO OUR SUCCESS, AND THE TERMINATION OF SUCH RELATIONSHIP FOR ANY REASON WILL ADVERSELY AFFECT OUR OPERATIONS AND PROSPECTS.

Our immediate business opportunities continue to be largely dependent on the success of our deployments, and the future decisions of Duke Energy relating to smart grid system architecture, and the Ambient fourth generation Node. We are focusing much of our time, attention and resources on the rollout of the equipment and software delivered to Duke Energy. The success of our endeavors with respect to the deployment is subject to several risks. These risks include our dependence on third parties to deliver and support reliable components to manufacture and assemble our end products, and our dependence on our engineering team to continue to advance our software products.

If we are unable to effectively manage and maintain our relationship with Duke Energy, our business could be materially and adversely affected in its ability to continue, and our operations could be jeopardized.

We will need to secure additional firm purchase orders from Duke Energy or enter into additional contracts with other utilities to be able to continue our operations in the future, and there is no assurance that other utilities will adopt our smart grid technology or contract with us to provide our services to them. Further, no assurance can be provided that Duke Energy will purchase or deploy our new generation nodes that are currently under development.

WE CURRENTLY DEPEND ON ONE KEY CUSTOMER FOR All OUR REVENUE, AND THE LOSS OF, OR A SIGNIFICANT SHORTFALL IN ORDERS FROM, THIS KEY CUSTOMER COULD SIGNIFICANTLY REDUCE OUR REVENUE.

For the years ended December 31, 2009 and 2008, 100% of our revenue was from Duke Energy. Our inability to generate additional anticipated revenue from our key customer, or a significant shortfall in sales will likely significantly reduce our revenue and adversely affect our business. Our operating results in the foreseeable future continue to depend on our ability to further our deployments with our existing customer, and our ability to affect deployments with our existing utility.

THE PACE AND PROGRESS OF FEDERAL INITIATIVES IN THE SMART GRID AREA, MAY AFFECT PURCHASING DECISION BY UTILITIES AND THEREBY ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

The promise of funding from the federal government, provided by the American Reinvestment and Recovery Act, minimized much of the risk associated with adoption of new technology and encouraged utilities considering smart grid deployments to actively develop deployment plans. While the intent of the American Reinvestment and Recovery Act was to boost the fledgling industry, in 2009, the lack of available federal funds unexpectedly resulted in a slowing of anticipated deployments while the Department of Energy transformed the ARRA mandates into workable programs. Accordingly, any further significant delay in utilities reaching agreement with the terms of the grant awards may affect utilities' decision process as it relates to the timing of deployment of smart grid technologies.  All of these factors could materially adversely affect our business and prospects.

WE HAVE CONTRACTED WITH ONE SUPPLIER TO MANUFACTURE OUR NODES

In both 2009 and 2008, we used one contract manufacturer to produce our nodes. Should our relationship with the manufacturer deteriorate or terminate or should this supplier lose some or all of its access to the products or components that comprise all or part of the nodes that we purchase from it our performance could be adversely affected.  Under such circumstances, we would be required to seek alternative sources of supply for these products, and there can be no assurance that we would be able to obtain such products from alternative sources on the same terms.  A failure to obtain such products on as favorable terms could have an adverse effect on our revenue and/or gross margin.

FUTURE ECONOMIC CONDITIONS IN THE U.S. AND GLOBAL MARKETS MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL CONDITION THAT WE CURRENTLY CANNOT PREDICT.

The U.S. and other global world economies are slowly recovering from a recession that began in 2008 and extended into 2009. Although economic growth has resumed, it remains modest and the timing of an economic recovery is uncertain. There are likely to be significant long-term effects resulting from the recession and credit market crisis, including a future global economic growth rate that is slower than what was experienced in recent years. Unemployment rates remain high and businesses and consumer confidence levels have not yet fully recovered to pre-recession levels. In addition, more volatility may occur before a sustainable, yet lower, growth rate is achieved. This could result in reductions in sales of our products and services, slower adoption of new technologies and increase price competition. Any of these events would likely harm our business, results of operations and financial conditions.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS WHEN NEEDED, WE MAY NOT BE ABLE TO EXPAND EXISTING COMMERCIAL DEPLOYMENTS.

Management believes that we will be able to meet our operating requirements for the balance of 2010. This is based on the value of our currently available cash resources, the committed equity based financing arrangement discussed in Note 9 to our financial statements, and anticipated revenues. However, we may need to raise funds in order to expand existing commercial deployments and otherwise grow our operations to meet the demands associated with any additional significant purchase orders. There are no assurances that we will be successful in obtaining additional required capital if or when needed.

 OTHERS MAY CHALLENGE OUR INTELLECTUAL PROPERTY RIGHTS WHICH MAY NEGATIVELY IMPACT OUR COMPETITIVE POSITION

                 Our portfolio includes twenty-three patents issued or allowed by the USPTO primarily relating to coupling technology, and we have several pending patent applications in the United States and in other jurisdictions. We have filed with the United States Patent and Trademark Office ("USPTO"), and with the appropriate agencies in foreign countries and other jurisdictions, patent applications with respect to various aspects and applications of our smart grid technology including the Energy Sensing portion of Ambient Smart Grid®.

Although we rely on a combination of patents, copyrights, trade secrets, nondisclosure and other contractual provisions and technical measures to protect our intellectual property rights, it is possible that our rights relating to Ambient’s Smart Grid™ solution may be challenged and invalidated or circumvented. Further, effective intellectual property protection may be unavailable or limited. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy, reverse engineer, or otherwise use aspects of processes and devices that we may regard as proprietary. Policing unauthorized use of proprietary information is difficult, and there can be no assurance that the steps we have taken will prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for technologies, which could have a material adverse effect on our business, financial condition and results of operations.

OTHER COMPANIES MAY DEVELOP AND SELL COMPETING PRODUCTS THAT MAY REDUCE THE SALES OF OUR PRODUCTS OR RENDER OUR PRODUCTS OBSOLETE.

The smart grid communications marketplace is rapidly evolving and therefore has rapidly changing technological, regulatory and consumer requirements. We will need to continue to maintain and improve our competitive position to keep pace with the evolving needs of our customers, and continue to develop and introduce new products, features and services in a timely and efficient manner.

Our competitors include both small companies and some of the largest companies in the electronics industry, operating either alone or together with trade associations and partners. There can be no assurance that other companies will not develop products that compete with our products in the future.

Some of our potential competitors have longer operating histories, greater name recognition, and substantially greater financial, technical, sales, marketing and other resources than our Company. These potential competitors may, among other things, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, obtain more favorable pricing from suppliers and manufacturers and exert more influence on the sales channel than we do. As a result, we may not be able to compete successfully with these potential competitors, and these potential competitors may develop or market technologies and products that are more widely accepted than those we are developing or that would render our products obsolete or noncompetitive.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT THESE LOSSES TO CONTINUE INTO 2010.

We are a company engaged in the design, development and marketing of our smart grid communication technology and solutions. We incurred net losses of $14,246,284 and $11,294,199 for the years ended December 31, 2009 and 2008, respectively.

We expect to continue to incur net losses as we further develop, test, and market Ambient Smart Grid® technology. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section. There are no assurances that we will achieve or sustain profitability, or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

IF WE ARE UNABLE TO SATISFY THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT, OR OUR INTERNAL CONTROL OVER FINANCIAL REPORTING IS NOT EFFECTIVE, THE RELIABILITY OF OUR FINANCIAL STATEMENTS MAY BE QUESTIONED AND OUR SHARE PRICE MAY SUFFER.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its internal control over financial reporting. Our independent auditors will be required to issue an opinion on the effectiveness of our internal control over financial reporting for our annual report on Form 10-K for our fiscal year ending December 31, 2010. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. It is possible that we could discover certain deficiencies in the design and/or operation of our internal controls that could adversely affect our ability to record, process, summarize and report financial data. We have invested and will continue to invest significant resources in this process. We are uncertain as to what impact a conclusion that deficiencies exist in our internal control over financial reporting would have on the trading price of our common stock.

RISKS CONCERNING OUR CAPITAL STRUCTURE

VICIS CAPITAL MASTER FUND OWNS A MAJORITY OF AMBIENT’S ISSUED AND OUTSTANDING COMMON STOCK AND WILL THUS BE ABLE TO CONTROL THE OUTCOME OF ALL ISSUES SUBMITTED TO OUR STOCKHOLDERS.

Vicis holds, as of April 29, 2010, approximately 83.62% of our issued and outstanding common stock. As a result, Vicis is able to control the outcome of all issues submitted to our stockholders, including the election of all of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation, a sale of all or substantially all of our assets or a merger or a going private transaction. A principal of Vicis also is a member of our board of directors.

FUTURE SALES OF COMMON STOCK OR OTHER DILUTIVE EVENTS MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR OUR COMMON STOCK.

As of April 29, 2010, we were authorized to issue up to 2,000,000,000 shares of common stock, of which 1,587,790,354 shares were outstanding. As of April 29, 2010, an additional 232,017,931 shares of common stock were reserved for the exercise of outstanding options and warrants to purchase common stock and the reservations of shares in the various stock option plans. Many of the above options and warrants contain provisions that require the issuance of increased numbers of shares of common stock in the event of stock splits, redemptions, mergers and other transactions. The occurrence of any such event or the exercise of any of these options or warrants would dilute the interest in our company represented by each share of common stock and may adversely affect the prevailing market price of our common stock.

Additionally, our board of directors has the authority, without further action or vote of our stockholders, to issue authorized shares of our common stock that are not reserved for issuance. In addition, in order to raise the amount of capital that we need at the current market price of our common stock, we may need to issue a significant number of shares of common stock (or securities that are convertible into or exercisable for a significant number of shares of our common stock).

Any of these issuances will dilute the percentage ownership interests of our current stockholders, which will have the effect of reducing their influence on matters on which our stockholders vote, and might dilute the book value and market value of our common stock. Our stockholders may incur additional dilution upon the exercise of currently outstanding or subsequently granted options or warrants to purchase shares of our common stock.

OUR STOCK PRICE MAY BE VOLATILE.

The market price of our common stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

●	Announcements by us of commencement of, changes to, or cancellation of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	Changes in financial estimates of our revenues and operating results by securities analysts or investors;

●	Variations in our quarterly operating results due to a number of factors, including but not limited to those identified in this "RISK FACTORS" section;

●	Additions or departures of key personnel;

●	Future sales of our common stock;

●	Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

●	Commencement of or involvement in litigation; and/or

●	Announcements by us, or by our competitors of technological innovations or new products.

In addition, the equity markets have experienced volatility that has particularly affected the market prices of equity securities issued by high technology companies. This volatility often has been unrelated or disproportionate to the operating results of those companies. These broad market fluctuations may adversely affect the market price of our common stock.

PENNY STOCK REGULATIONS ARE APPLICABLE TO INVESTMENT IN SHARES OF OUR COMMON STOCK.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to penny stock rules. Many brokers will not deal with penny stocks, restricting the market for our shares of common stock.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR SHARES OF COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this Prospectus.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The selling stockholders will receive the net proceeds from sales of the shares of Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders. We would, however, receive proceeds from the exercise of the Retainer Warrants and Placement Agent Warrants to purchase up to 38,533,831 shares of Common Stock that are held by the selling stockholders, to the extent such warrants are exercised for cash. If the warrants are exercised on a cashless basis, we will not receive proceeds from those exercises.

The selling stockholders are not obligated to exercise these warrants, and there can be no assurance that they will do so. If all of these warrants were exercised for cash, we would receive proceeds of approximately $1.35 million. Any proceeds we receive from the exercise of these options and warrants will be used for working capital and general corporate purposes.

AGREEMENTS WITH THE SELLING STOCKHOLDERS

Between July 31, 2007 and January 15, 2008, we raised gross proceeds of $12,500,000 from the private placement of our three year 8% Secured Convertible Promissory Note to Vicis Master Fund Ltd. On April 23, 2008, we raised from Vicis $3,000,000 from the issuance of warrants, exercisable through April 2013, to purchase up to 135,000,000 shares of our Common Stock at a per share exercise price of $0.001. Finally, on November 21, 2008, we and Vicis entered into an agreement, pursuant to which Vicis invested in us an additional $8 million, in consideration of which we reduced the conversion price on the above referenced notes.

In January 2007, we and Kuhns Brothers (“Kuhns”), an investment firm and a registered broker dealer, entered into a placement agency agreement pursuant to which Kuhns provided to us investment banking services. In connection with the entry into the placement agency agreement, we issued to Kuhns warrants to purchase up 750,000 shares of our Common Stock (the “Retainer Warrants”). Thereafter, in connection with the above referenced transactions, we paid to Kuhns, an investment firm and a registered broker dealer which served as placement agent for the above transactions, a cash fee of $615,000 and we issued, between July 31, 2007 and November 21, 2008 warrants to purchase up to 45,016,665 shares of our Common Stock (the “Placement Warrants”; together with the Retainer Warrants, the “Placement Agent Warrants”). Of the Placement Warrants issued, warrants for 7,619,047 shares were issued in lieu of the payment of a cash fee of $300,000. The registration statements of which this prospectus forms a part was filed in order to register for resale the shares of Common Stock underlying the Placement Agent Warrants held by Kuhns or its designees, except for warrants for 1,383,334 shares.

The Retainer warrants first became exercisable on January 31, 2008 and are exercisable through January 30, 2012 at a per share exercise price of $0.075. The Placement Warrants are exercisable at a share price of $0.035. Of the Placement Warrants, warrants for 16,600,000 shares are exercisable through July 30, 2012, warrants for 11,666,666 are exercisable through November 1, 2012, warrants for 14,999,999 are exercisable through January 14, 2013, and warrants for 1,000,000 shares are exercisable through April 23, 2013. As of April 23, 2010, Placement Warrants exercisable through July 30, 2012, were exercised for an aggregate of 5,814,500 shares of the Company's Common Stock. The exercise price for the Placement Agent Warrants is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Placement Agent Warrants for fifty percent of the shares contain provisions providing the holders thereof with the right to exercise the Warrants on a "cashless" basis after the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our Common Stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares for which the Warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing price referred to above. We are filing the Registration Statement so that we can receive cash proceeds upon any exercise of the Placement Warrants.

The Placement Agent Warrants provide that the beneficial owner can exercise such warrant in accordance with their respective terms by giving notice to us. However, the holder may not exercise its Warrant to the extent that such exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our stock then outstanding (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its debentures or exercise its warrant.

DIVIDEND POLICY

We have paid no dividends on our Common Stock and do not expect to pay cash dividends in the foreseeable future. It is the present policy of our board of directors to retain all earnings to provide funds for the growth of the Company. The declaration and payment of dividends in the future will be determined by our board of directors based upon our earnings, financial condition, capital requirements and such other factors as our board of directors may deem relevant. We are not under any contractual restriction as to present or future ability to pay dividends.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTC Bulletin Board under the symbol "ABTG". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic.

	Low	High
Year Ending December 31, 2010
First Quarter	$0.102	$0.165

Year Ended December 31, 2009
First Quarter	$0.02	$0.101
Second Quarter	$0.091	$0.198
Third Quarter	$0.14	$0.183
Fourth Quarter	$0.13	$0.25

Year Ended December 31, 2008
First Quarter	$0.03	$0.045
Second Quarter	$0.03	$0.06
Third Quarter	$0.027	$0.036
Fourth Quarter	$0.011	$0.03

As of April 29, 2010, there were 152 holders of record of our Common Stock. A significant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES RELATED TO THOSE STATEMENTS. SOME OF OUR DISCUSSION IS FORWARD-LOOKING AND INVOLVES RISKS AND UNCERTAINTIES. FOR INFORMATION REGARDING RISK FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, REFER TO THE “RISK FACTORS” SECTION OF THIS ANNUAL REPORT.

OVERVIEW

Ambient is a pioneering integrator of smart grid communications platforms, creating high-speed Internet Protocols (IP)-based data communications networks over existing medium and low-voltage distribution grids, thereby enabling smart grid applications. The Ambient smart grid platform, known as Ambient Smart Grid®, facilitates a two-way, real-time communications network to serve the “last mile” backhaul necessary for utilities to implement smart grid applications such as Advanced Metering Infrastructures (AMI), real-time pricing, Demand Side Management (DSM), Distribution Monitoring and Automation, direct load control and more.  When combined, these applications can offer economic, operational and environmental benefits for utilities, and ultimately the utility’s customers.

Ambient has been focused, since 2000, on the collaborative development of communication solutions that meets the needs of smart grid platforms. From inception, Ambient’s platform, which includes, Nodes, Management Systems and a suite of applications, has been architected to be an open, standards based system intended to support a variety of applications and services simultaneously.  Over the years, Ambient has developed and shipped three generations of communications nodes.  With each successive generation, Ambient has continued to support and integrate more applications while driving the price lower.  Ambient began working on its fourth generation of the communications node during the summer of 2009, and anticipates prototypes being available for testing during the second quarter of 2010.

Throughout the past four years, Ambient has been a supplier to Duke Energy’s smart grid initiatives. In 2008, Ambient received purchase orders from Duke Energy to purchase its X2000 and X-3000 communications nodes, license its AmbientNMS®, and acquire engineering support in building out an intelligent grid/intelligent-metering platform, which generated approximately $12.6 million in revenues. In 2009, Ambient generated approximately $2.2 million in revenues from the sale of the X-3000 and X-3100 communication nodes, software licenses and support. In September 2009, we entered into a long-term agreement to supply Ambient’s X-3100 for deployment throughout the utility’s electric power distribution grid. Under the terms of the agreement, we have, to date, received purchase orders for product to be delivered through third quarter of 2010, amounting to approximately $10.0 million.

Our goal remains to be the leading designer, developer and systems integrator of a turnkey Ambient Smart Grid® communications platform, incorporating a wide array of communications protocols and smart grid applications such as advanced metering solutions to complement our internally developed energy sensing capabilities. We view the smart grid communications platform to be a key factor for utilities to efficiently integrate increasing portfolios of renewable energy generation into the electrical grid.

Ambient intends to actively seek new opportunities for commercial deployments and to bring new and existing networks to full commercialization. Throughout 2010, Ambient’s principal target customers will continue to be electric utilities, primarily in North America that will be deploying the smart grid technologies. Ambient intends to collaborate with other technology companies and utility customers to drive the development of new utility and consumer applications that create the need for its Ambient Smart Grid® platform.

To date, we have funded operations primarily through the sale of our securities. In connection with the continued development and upgrade, marketing, and deployment of our products, technology, and services, we anticipate that we will continue to augment our revenue generation capabilities with such capital raises in the future, and anticipate that we will continue to incur losses during 2010.

 Prospects and Outlook

Our business success in the immediate future will largely depend on the expansion by our key customer of their existing deployments, as well as the deployment decisions of other utilities. Today, Ambient is reliant on one significant marquee customer that shares the Ambient vision for an open standard-based common communication infrastructure. We anticipate that we will continue to collaborate with this customer and continue to support their smart grid deployments. In September 2009, Ambient and this customer entered into a long-term agreement to supply Ambient’s latest X-series smart grid nodes, the X-3100 for deployment throughout the utility’s electric power distribution grid. Under the terms of the agreement, we have, to date, received purchase orders for product to be delivered through third quarter of 2010, amounting to approximately $10.0 million. Notwithstanding the above, Ambient recognizes that our customer could alter its vision regarding the common communication infrastructure, determine that a competing company offers a more desirable product, or slow its deployments indefinitely, significantly affecting the prospects and outlook of the Company.

As we demonstrate success over the coming months, we believe that additional utilities will begin to accept and endorse the concept of one common communication infrastructure to support many utility and consumer applications strengthening Ambient’s position. However, no assurance can be given that this development will in fact ultimately occur and even if it does that Ambient will be their choice technology.

Additionally, the time lag from the issuance of the federal mandate to assist the deployment of the smart grid to the development of workable programs to support such mandates is likely to have affected, and will continue to affect, the decision process of utilities as to the deployment and expansion of smart grid projects. In turn, these developments are likely to affect the cash flow that we are able to generate from purchase orders for Ambient Smart Grid® technologies.

As further clarity is achieved on both the federal and state levels relating to funding, standards, and the ability to receive regulatory approval from individual state regulators for smart grid deployments, we believe that the prospects for additional smart grid deployments should increase though no assurance can of course be provided that this will in fact occur.

 RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2009 (the “2009 Period”) AND THE YEAR ENDED DECEMBER 31, 2008 (the “2008 Period”)

REVENUES. Revenues for the 2009 Period were $2,193,338, compared to $12,622,353, for the 2008 Period. Revenues for the 2009 Period were attributable to the sales of equipment, software and services to Duke Energy. Revenues for the 2008 period were attributable to the sales of equipment and software to Duke Energy. Revenues for the 2009 and 2008 Periods related to the sales of equipment totaled $2,127,977 and $12,136,283, respectively. Revenues from the sale of software and services for the 2009 Period and the 2008 Period totaled $65,361 and $486,070, respectively. During the fourth quarter of 2009 and first quarter of 2010, we received new purchase orders for approximately $10 million for our third generation X-node product base. These purchase orders resulted in recorded hardware revenues of approximately $1.3 million for the year ended December  31, 2009. We intend to fulfill the remainder of the purchase orders by third quarter of 2010.

The decline in firm purchase orders received from our customer accounted for the decline in revenues during the 2009 Period as compared to the 2008 Period. Numerous factors contributed to the decline, including the uncertainty of the amount and timing of any federal grant funding by our major customer and uncertainty and delay of state regulatory approvals related to smart grid deployments. We are positioned to fulfill the purchase orders received to date.

COST OF GOODS SOLD. Cost of goods sold for the 2009 Period was $1,836,546 compared to $9,942,009 for the 2008 Period. Cost of goods sold included all costs related to manufacturing and selling products and services and consisted primarily of direct material costs. Cost of goods sold also included expenses related to the write down of inventory to the lower of cost or market. For the 2009 and 2008 Periods, cost of goods sold included an inventory write-off of $151,689 and $481,860 respectively for excess, obsolete, and surplus inventory resulting from the transition from second to third generation technology. The decrease in cost of goods sold during the 2009 Period was due to the decrease in sales as discussed above in REVENUES.

GROSS PROFIT. Gross profits for the 2009 Period was $356,792 compared to $2,680,344 for the 2008 Period. The gross profit on hardware sales amounted to $291,431 during the 2009 Period compared to $2,194,274 in the 2008 Period. Our overall gross margins also decreased from 21% in 2008 compared to 16% in 2009. The decrease in gross margin percentage in the 2009 Period as compared to the 2008 Period was primarily due to changes to our products, associated cost of our older generation Nodes, and inventory markdown having a greater impact in the 2009 Period than in the 2008 Period.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consisted of expenses incurred primarily in designing, developing and field testing our smart grid solutions. These expenses consisted primarily of salaries and related expenses for personnel, contract design and testing services, supplies used and consulting and license fees paid to third parties. Research and development expenses were approximately $4.6 million for the 2009 Period compared to $4.2 million for 2008 Period. The increase in research and development during the 2009 Period was due primarily to the increase in personnel and consultants for the development of our X-3100 Node, as we ready it for commercialization.  We expect that our research and development expenses will increase over the next twelve months as we continue to focus our efforts on developing more robust solutions and additional value-added functionality for the Ambient Smart Grid® communication platforms.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses consisted primarily of salaries and other related costs for personnel in executive and other functions. Other significant costs included insurance and professional fees for legal, accounting and other services. General and administrative expenses for the 2009 Period were approximately $4.1 million compared to $3.4 million for the 2008 Period. The increase in operating, general and administrative expenses was due to the increase in efforts to market and commercialize the Ambient Smart Grid ® communication platforms. As we continue to increase our efforts to market and commercialize the Ambient Smart Grid ® communication platforms, over the next twelve months, we expect our operating, general and administrative expenses to increase during that time.

STOCK BASED COMPENSATION. A portion of our operating expenses was attributable to non-cash charges associated with the compensation of consultants and employees through the issuance of stock options and stock grants. Stock-based compensation is non-cash and will therefore have no impact on our cash flows or liquidity. For the 2009 Period, we incurred non-cash stock based compensation expense of $967,301 compared to $329,320 for the 2008 Period.

INTEREST AND FINANCE EXPENSES. For the 2009 Period and 2008 Period, interest expense totaled $4,992,827 and $3,155,815, respectively. Interest totaling $617,060 for the 2009 period and $673,527 for the 2008 Period related primarily to our 8% Secured Convertible Promissory Notes, which were issued in July and November of 2007 and January 2008, and our 8% Convertible Debentures, which were issued in May 2006 and were retired in their entirety as of January 2, 2008. Additionally, for the 2009 Period and 2008 Period, we incurred non-cash interest of $3,228,600 and $2,482,288, respectively. This interest related to the amortization of the beneficial conversion features and deferred financing costs incurred in connection with the placement of our convertible debentures and notes. These costs are amortized to the date of maturity of the debt unless converted earlier. In addition, on June 30, 2009, we agreed to modify the terms of the expiring Class A warrants. Under the new terms the warrants were exercisable through August 31, 2009 and the exercise prices were reduced from $0.20 to $0.15 per share. The resulting charge due to the modification was $1,147,167 and was reflected as additional interest expense.

         LOSS ON EXTINGUISHMENT OF DEBT.  We accounted for the modification in November 2008 of the convertible promissory notes that we issued to Vicis between July 2007 and January 2008 as an extinguishment of debt.  We deemed the terms of the amendment to be substantially different and treated the notes as extinguished and exchanged for new notes. As such, it was necessary to reflect the convertible promissory notes at fair market value and record a loss on extinguishment of debt of approximately $2.8 million. See Note 8 of the financial statements for a more detailed discussion.

LIQUIDITY AND CAPITAL RESOURCES

Management believes that cash on hand, the $6.0 million remaining from our equity based financing arrangement plus anticipated short term revenue, will allow us to meet our operating requirements for fiscal year 2010. However, we may need to raise funds in order to allow for shortfalls in anticipated revenue, or to expand existing commercial deployments and/or to satisfy any additional significant purchase order that we may receive. At the present time, we have no assurances of additional revenue beyond the firm purchase orders we have received from our largest customer, nor do we have commitments for additional funding beyond the committed equity based financing arrangement described below.

Cash balances totaled $987,010 at December 31, 2009 and $8,011,764 at December 31, 2008. As of April 29, 2010, we have approximately $1,564,882 cash on hand.

From inception through December 31, 2009, we have funded our operations primarily through the issuance of our securities. Our recent financings are discussed below.

Net cash used in operating activities during the year ended December 31, 2009 was approximately $7.7 million and was used primarily to pay ongoing research and development and operating, general and administrative expenses.

Net cash used in investing activities during the year ended December 31, 2009 was approximately $268,969 and was for the redemption of marketable securities of $125,000, and net of purchases and proceeds from sale of property and equipment of $393,969.

Net cash provided by financing activities during the year ended December 31, 2009 was approximately $964,492, and represented the exercise of warrants and the payments on capitalized lease obligations.

Our recent financing transactions are discussed below.

In July 2007, November 2007 and January 2008, we entered into Securities Purchase Agreements with an institutional investor, Vicis Capital Master Fund ("Vicis"), and raised gross proceeds of $12.5 million. The notes (the “Vicis Notes”) issued under the Securities Purchase Agreements had a term of three years and were payable between July 2010 and January 2011. The outstanding principal amounts of the notes were convertible at the option of Vicis into shares of Common Stock at an original conversion price of $0.035 per share, subject to certain adjustments. As discussed below, in November 2008, the conversion rate was reduced to the current rate of $0.015 per shares, subject to certain adjustments. On August 10, 2009, Vicis converted $2.5 million of the Vicis Notes into 166,666,667 shares of our common stock. On January 21, 2010, Vicis converted the remaining $10 million balance into 666,666,667 shares of our common stock. Following the conversion of the Debentures, we no longer have any long-term debt.

On April 23, 2008, we raised $3,000,000 from Vicis from the issuance of warrants, exercisable through April 2013, to purchase up to 135,000,000 shares of our Common Stock at a per share exercise price of $0.001. On November 21, 2008, we and Vicis entered into a Debenture Amendment Agreement (the “Debenture Amendment Agreement”), pursuant to which Vicis invested in the Company an additional $8,000,000. In consideration of Vicis’ investment, we reduced the conversion price on the Vicis Notes from $0.035 per share to $0.015 per share. The parties also agreed under the Debenture Amendment Agreement that, in the event that on the trading day immediately preceding June 1, 2009, the closing per share price of our common stock was less than $0.10, then the per share conversion price with respect to any amount then outstanding under the Notes would automatically be further adjusted to $0.01. The price of the Common Stock was greater than $0.10 on the trading day immediately preceding June 1, 2009, and therefore no adjustment was made.

On June 30, 2009, the Company extended the terms of the expiring Class A warrants (See note 9 of the consolidated financial statements). For the period from July 1, 2009 to August 31, 2009, we received net proceeds of $848,250 for the exercise of 6,283,333 Class A warrants.

Finally, on November 13, 2009, we and Vicis entered into an agreement pursuant to which Vicis furnished to us access to a $3,000,000 equity based credit line. Pursuant to the arrangement, Vicis established an escrow account into which it deposited $3,000,000. From time to time as our cash resources fall below $1,500,000, we are entitled to receive $500,000 from the account in consideration of which we initially agreed to issue to Vicis 3,333,333 shares of our common stock as well as warrants for a corresponding number of shares. On January 15, 2010, we and Vicis entered into an amendment to the arrangement described above pursuant to which Vicis deposited an additional $5 million into the Escrow Account such that the total amount in the escrow account, prior to any drawdown by us, will be $8,000,000. In consideration of Vicis’ increase of the Escrow Account and its agreement to convert the Vicis Notes, we agreed that upon each drawdown from the escrow account, which is required to be in the amount of $500,000, we will issue to Vicis 5,000,000 shares of Common Stock   and warrants  for a corresponding number of shares of Common Stock. Between January 19 and April 12, 2010, we effected four draw-downs in the amount of the $2,000,000. Ambient may draw down on the escrow account as needed until the entire $8,000,000 is exhausted. The arrangement terminates on June 30, 2011, unless the parties elect to extend it by mutual agreement. The Warrants are exercisable through the second anniversary of issuance at a per share exercise price of $0.25.

         Between January 19 and April 12, 2010, we effected four draw-downs in the amount of the $2,000,000. Ambient may draw down on the escrow account as needed until the entire $8,000,000 is exhausted. The arrangement terminates on June 30, 2011, unless the parties elect to extend it by mutual agreement .

 CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, bad debts, investments, intangible assets and income taxes. Our estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

REVENUE RECOGNITION. Hardware sales consist of smart grid nodes ("Nodes") and system software embedded in the nodes. System software embedded in Ambient’s Nodes is used solely in connection with the operation of the product.  Upon the sale and shipment of its product, Ambient is not required to update the embedded software for newer versions that are subsequently developed.  In addition, the Company does not offer or provide any free post-contract customer support.  There is an original warranty period, which may run for a period of up to twelve months from sale of product, in which the Company will provide fixes for the Nodes when and if appropriate. As such, we recognize revenue from the sales of the Nodes when shipped. Amounts billed to customers before the Nodes are shipped are classified as deferred revenue.

The Company’s other proprietary software consists of the Ambient NMS®, an element management product that may be sold on a stand-alone basis.  A purchaser of Ambient’s Nodes is not required to purchase this product, as our Nodes could be managed with independently developed management software. The sale of the Ambient NMS® does not include post-contract customer support, unless the customer enters into a maintenance agreement with the Company. As such, Ambient recognizes revenue from the sale of this software product when shipped. Amounts billed to customers before software is shipped are classified as deferred revenue.

The Company offers maintenance service, on a fee basis that entitles the purchasers of its Nodes and NMS® software to benefits including telephone support, as well as updates and upgrades to our products.  Such revenue, when received, will be amortized over the appropriate period based on the terms of individual agreements and contracts.

INVENTORY VALUATION. Inventory is valued at the lower of cost or market determined on the first-in, first-out (FIFO) basis. Market, with respect to direct materials, is replacement cost and is net realizable value for work-in-process and finished goods. The value of the inventory is adjusted for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

SOFTWARE DEVELOPMENT COSTS.   Costs incurred in the research and development of new software products and enhancements to existing software products have historically been expensed as incurred. After technological feasibility is established, additional development costs are capitalized. No software development costs have been capitalized as of December 31, 2009 and 2008.

STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation in accordance with accounting guidance now codified as Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation.” Under the fair value recognition provision of ASC 718 stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model.

DEFERRED INCOME TAXES. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. At December 31, 2009, our deferred income tax assets consisted primarily of net operating loss carry forwards and stock based compensation charges which have been fully offset with a valuation allowance due to the uncertainty that a tax benefit will be realized from the assets in the future.

WARRANTIES. The Company accounts for its warranties under the FASB ASC 450 “Contingencies.”. The Company generally warrants that its products are free from defects in material and workmanship for a period of one year from the date of initial acceptance by our customers. The warranty does not cover any losses or damage that occurs as a result of improper installation, misuse or neglect or repair or modification by anyone other than the Company or its authorized repair agent. The Company's policy is to accrue anticipated warranty costs based upon historical percentages of items returned for repair within one year of the initial sale. The Company’s repair rate of products under warranty has been minimal, and a historical percentage has not been established. The Company has not provided for any reserves for such warranty liability.

The Company’s software license agreements generally include certain provisions for indemnifying customers against liabilities if the Company's software products infringe upon a third party's intellectual property rights. The Company has not provided for any reserves for such warranty liabilities.

The Company’s software license agreements also generally include a warranty that the Company's software products will substantially operate as described in the applicable program documentation. The Company also warrants that services the Company performs will be provided in a manner consistent with industry standards. To date, the Company has not incurred any material costs associated with these product and service performance warranties, and as such the Company has not provided for any reserves for any such warranty liabilities in its operating results.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Effective July 1, 2009, the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification ("ASC") became the single official source of authoritative, nongovernmental generally accepted accounting principles (“GAAP”) in the United States. The historical GAAP hierarchy was eliminated and the ASC became the only level of authoritative GAAP, other than guidance issued by the Securities and Exchange Commission. Our accounting policies were not affected by the conversion to ASC. However, references to specific accounting standards in the footnotes to our consolidated financial statements have been changed to refer to the appropriate section of ASC.

In October 2009, the FASB issued new standards for revenue recognition with multiple deliverables. These new standards impact the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, these new standards modify the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. These new standards are effective for us beginning in the first quarter of fiscal year 2011; however, early adoption is permitted. Ambient does not expect these new standards to significantly impact its consolidated financial statements.

In October 2009, the FASB issued new standards for the accounting for certain revenue arrangements that include software elements. These new standards amend the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. These new standards are required to be adopted in the first quarter of 2011; however, early adoption is permitted. We do not expect these new standards to significantly impact our consolidated financial statements.

 In January 2010, the FASB issued amended standards that require additional fair value disclosures. These amended standards require disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), beginning in the first quarter of 2011. We do not expect these new standards to significantly impact our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

None.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 years
Short -Term Debt Obligations	$10,000,000	$10,000,000	$0	$0	$0
Capital Lease Obligations	25,298	14,456	10,842	0	0
Operating Lease Obligations	996,910	203,186,	793,724	0	0
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	0	0	0	0	0
Total	$11,022,208	$10,217,642	$804,566	$0	$0

DESCRIPTION OF BUSINESS

OVERVIEW

Ambient Corporation (referred to herein as “we,” “our,” “us,” “Ambient,” or the “Company”), incorporated under the laws of the State of Delaware in June 1996, is a pioneering integrator of a smart grid communications platform, creating a high-speed Internet Protocols (IP)-based data communications infrastructure to support all aspects of a smart grid. The Ambient smart grid platform, known as Ambient Smart Grid®, facilitates a two-way, real-time communications network to serve the “last mile” backhaul. This common-core infrastructure is necessary for utilities to implement smart grid applications such as Advanced Metering Infrastructures (AMI), real-time pricing, and Demand Side Management (DSM) while enabling distribution monitoring and automation, as well as direct load control.  When combined, these applications can offer economic, operational and environmental benefits for utilities, and their customers.

The Ambient’s Smart Grid® platform, which includes communication nodes, a management system and a suite of applications, has been designed to be an open, standards-based system intended to support a variety of applications and services simultaneously.  Ambient has designed, developed, and delivered three generations of our Smart Grid® communications nodes.  With each successive generation, Ambient has continued to support and integrate additional applications.  During the summer of 2009, Ambient began the design and development of its fourth generation communication node. Testing of prototypes is expected to begin during the second quarter of 2010.

Throughout the past four years, Ambient has been a supplier to Duke Energy’s smart grid initiatives. In 2008, Ambient received purchase orders from Duke Energy for its X2000 and X-3000 communications nodes, license for the Ambient Element Management System (AmbientNMS®), and engineering support in building out an intelligent smart grid platform. In September 2009, Ambient and the utility entered into a long-term agreement to supply Ambient’s latest X-series smart grid nodes, the X-3100 for deployment throughout the utility’s electric power distribution grid. Under the terms of the agreement, we have, to date, received purchase orders for product to be delivered through third quarter of 2010, amounting to approximately $10.0 million.

Our goal remains to be the leading designer, developer and systems integrator of a turnkey Ambient Smart Grid® platform, incorporating a wide array of communications technology and protocols enabling smart grid applications such as third-party advanced metering solutions and our internally developed energy sensing capabilities. Ambient views the smart grid communications platform to be a key factor for utilities to efficiently integrate increasing portfolios of energy services and applications.

Ambient intends to actively seek new opportunities for commercial deployments and to bring new and existing networks to full commercialization. Throughout 2010, Ambient’s principal target customers will continue to be electric utilities deploying smart grid technologies, primarily in North America. Ambient intends to continue to collaborate with other technology companies and utility customers to drive the development of new utility and consumer applications and to promote the need for the Ambient Smart Grid® platform.

To date, we have funded operations primarily through the sale of our securities. In connection with the continued development, marketing, and deployment of our products, technology, and services, we anticipate that we will continue to augment our revenue generation capabilities with such raises in the future and anticipate that we will continue to incur losses during 2010.

INDUSTRY BACKGROUND

The existing electrical power distribution system is under increasing pressure to catch up to the digital economy which it serves. Dedicated sensors and communications infrastructures are necessary components needed to monitor and manage the distribution grid, allowing system-wide efficiency and security. For several decades, utilities have used their distribution networks to carry low-speed data for simple monitoring and control functions. Ambient has built upon this model by combining multiple high-speed Internet Protocol (IP)-based communications technologies to help utilities migrate to the next generation digital distribution grid and to solve some of the challenges that electric utilities and their customers have experienced.

Recently, the industry has attracted much media attention. The term "smart grid" was popularized in 2007, and today grid modernization has become more commonly understood by the public, media, investors, and utility regulators on the state and federal level. Ambient is ahead of this trend. We began developing the Ambient Smart Grid® in 2000. Likewise, our customers historically have been forward-looking utilities on the cutting edge of grid modernization.

Recent political developments have had a significant impact on the prospects of the smart grid industry. In 2007, the Federal Energy Independence and Security Act underscored the need for smart grid and provided a mechanism for federal funds to help promote smart grid deployments and developments. In 2008 and 2009, the prospects of the deployment of smart grid technologies were significantly advanced through the passage of both the Troubled Asset Relief Program and the American Reinvestment and Recovery Act (ARRA), which passed early in 2009.

The ultimate allocation of funding from the federal government provided by the ARRA  (Stimulus Funding)  eliminated much of the risk associated with early adoption of technology.  The promise of funding encouraged utilities considering smart grid deployments to actively develop business and deployment plans. Although the intent of the ARRA was to boost the fledgling industry, in 2009, the lack of available federal funds unexpectedly resulted in a slowing of anticipated deployments while the Department of Energy transformed the ARRA mandates into workable programs able to implement those mandates.

The ARRA, which passed in February 2009, set federal precedent for state regulators to support smart grid deployments. However, because each state has an independent utility regulatory commission charged with regulating its state utilities, much of 2009 was spent working with state regulators to establish rules associated with smart grid deployments in individual states. The regulatory uncertainty related to smart grid deployment and lack of national uniformity has directly affected our business.

AMBIENT SOLUTION

THE AMBIENT SMART GRID® COMMUNICATIONS NETWORK

Ambient’s vision for the smart grid calls for solutions based on open, standards-based technologies.  The primary benefits derived from this vision are that (i) a common underlying communications platform is utilized to support all of the smart grid applications and services and (ii) the remote processing and storage of data combine to deliver the lowest cost points on an overall system basis while achieving a high level of integration of communications services and applications.  The use of open, standards-based technologies is widely accepted as the basis for the success of the Internet and credited with enabling all of the applications that have evolved on the Internet.  Many, if not most, of these applications were not envisioned in the early days of development.   Ambient believes that the evolution of the smart grid is analogous to that of the Internet .  It is because of this vision that from its beginning in its efforts to build communications platform for the utilities, Ambient has always advocated and designed an open communications platform for our smart grid solution.  This is depicted in the Ambient System Architecture diagram shown in Figure 1 .

Figure 1: Ambient Smart Grid ® System Architecture

Ambient's solution addresses a key problem with the usual approaches to smart grid communications. Typically, utilities use multiple application-specific communications systems, requiring separate resources for each application. The Ambient Smart Grid® allows utilities to allocate costs across many applications or purposes, thus minimizing the overall costs of the communications infrastructure.  Once again, the Internet is an excellent reference and analogy for this concept. The growing trend of providing multiple communications services (television, telephone, and Internet access) over a single medium into the premises demonstrates the concept, both technically and economically, of supporting multiple services and applications over a common network infrastructure. This holistic approach will enable a variety of distribution system monitoring and management capabilities that have not thus far been feasible or not even envisioned today.

AMBIENT SMART GRID® COMMUNICATIONS PLATFORM FUNCTIONALITY AND BENEFITS

Open Architecture: For a smart grid to keep pace with advancing technologies, changing expectations, and evolving needs, , utilities need an open and flexible platform based architecture comprised of open and flexible building blocks such as the Ambient Smart Grid Node® (“Node”) and AmbientNMS®. Ambient’s architecture for the Node, allows utilities to mix and match smart grid application technologies today, and provides a platform that can evolve with the technology.  An open and flexible communications architecture and node improves the chances for success throughout the distribution system since no one technology is likely to meet the requirements for all environments or locations.  Having several node component options to overcome impediments, such as topographical, economical, or impediments inherent in the physical infrastructure itself, will be required to successfully address as many of the system requirements as possible.

WAN Technologies: There are a variety of Ethernet technologies, both wired and wireless, that could be used for backhaul or WAN purposes. 3G cellular wireless networks for WAN services are the most practical for a large (if not the most significant) portion of the smart grid infrastructure because it leverages the cellular carrier’s commitment and investment into their wireless network.  Although utilities have a long history of using cellular networks for some applications, the scale required for the smart grid is unprecedented.   The availability of multiple carriers and technologies is beneficial.  The 3G networks of today certainly provide sufficient bandwidth to address the requirements of the smart grid.  Ambient believes that other wireless technologies, especially WiMAX may, in the future, be viable for WAN segments of the smart grid.

LAN Technologies: Ambient supports a variety of LAN technologies.  As demonstrated with its products to date, Ambient has been able to support a variety of smart grid applications and services with these technologies.  Ethernet and serial ports are the basic and most commonly found technologies utilized for communications interfaces.  This is why Ambient’s typical node configuration has included both Ethernet and serial (RS-232) ports.

Though not quite as prevalent as Ethernet and serial ports, IEEE 802.11 (Wi-Fi) is fast becoming a leading choice for connectivity between devices physically separated by some distance.  The increasing market share has helped to drive down the costs of the technology.  In the smart grid architecture, Wi-Fi can be a convenient and useful technology to provide connectivity from the Node to other distribution system devices, such as sensors and switches, where wired connectivity between the Node and these devices could be impractical or cost prohibitive. Ambient offers Wi-Fi connectivity as an optional node component.

Power Line Carrier (PLC) technologies have been in existence for a very long time, and more importantly, they are known and proven technologies in the distribution system.  A significant advantage to these technologies when incorporated in a smart grid platform is that they inherently provide information about the distribution system infrastructure.  From our earlier Broadband over Power Lines (BPL) pilots, Ambient has extensive experience in the use of such technologies utilizing the distribution system. To date, Ambient has worked with and integrated multiple PLC technologies into its Node.

The Ambient Node supports a variety of communication technologies simultaneously allowing a utility to leverage a single communications infrastructure to support smart grid applications that rely on different communication methods (i.e., Wi-Fi, Radio Frequency, power line carrier etc.). The Node uses standards based protocols as well as proprietary technologies for communications. This allows the Ambient Smart Grid® platform to connect with any IP device as well as legacy systems and vendor technologies reliant on proprietary protocols. Ambient’s architecture also allows the utility to have an open IP-based architecture that pushes proprietary technologies out to the fringes of the network, which enhances the flexibility of the overall architecture.   Flexibility with communication technologies and protocols means in different segments of the utility’s distribution network a single communications platform and foundational architecture can be leveraged yet customized to meet locational needs and economies that vary between urban and rural environments.

Expandable network architecture: An Ambient Smart Grid® communications platform permits sequential expansions corresponding to actual demand. When the platform is first deployed, separate network elements can be “bridged” at specific points. As the network load increases, switches and/or routers can maximize the bandwidth available to a particular network segment. At higher subscriber densities, additional backhaul connectivity points may be added. By allowing utilities to build networks that provide just the capacity that is needed, as it is needed, we help our customers minimize initial installation costs, shorten the time between investment and realization of revenues, and reduce operations and maintenance expense.

Utility operators are not limited to Advanced Meter Reading (AMR) and other applications at the end of the distribution grid: An Ambient Smart Grid® transforms the distribution grid itself into a series of communication backhaul and data points. Grid operators can monitor and communicate with nodes or any piece of IP-based equipment integrated at any point along the Ambient Smart Grid® distribution network, which can range from distributed generation resources, power quality control devices, and a range of Demand Side Management and Demand Response applications. When couplers are integrated into an Ambient Smart Grid® communications network, information on the current of the distribution grid can be obtained in real-time enabling better energy management, predictive maintenance and less system down-time. This information can reduce the need for additional generation facilities.

     Application Development Environment: To support our collaborative efforts, Ambient has recently developed a specification for developing and supporting third-party applications to run on the Node.  The specification provides for third-party applications to run in a structured, controlled, and predictable environment. This framework has been used successfully: We recently launched an application developed by a third-party to provide connectivity to, and management of, their distribution line sensors.  This configuration is deployed for testing in the field today.

Complete turnkey delivery: Ambient designs and builds the core network hardware and management software incorporating the leading smart grid communication technologies. Our familiarity with multiple communications protocols, architecture, hardware, and software requirements, coupled with experienced field engineers, provides us with the tools necessary for a successful rollout.

AMBIENT STRATEGY

We intend to generate revenues from the design, sales, installation, and support of the necessary equipment and technologies, of the Ambient Smart Grid® communications platform, and from licensing of our network management system, AmbientNMS®. Our efforts are presently focused on attaining the following goals:

BUSINESS DEVELPOMENT

Ambient believes the industry will be driven by a few key early adopters (marquee customers) who will set the stage for additional North American smart grid deployments. Ambient has and will continue to work closely with utility partners to develop an increasing value proposition for each utility’s unique needs and infrastructure. Ambient will focus engineering efforts on developing more robust solutions and additional value-added functionality for the Ambient Smart Grid® solution, creating an even more attractive business model for other utilities. Additionally, in 2009, Ambient entered into a joint marketing agreement with Verizon Wireless that will afford us the opportunity to expand our efforts to introduce the Ambient Smart Grid® platform to other select utilities in the Unites States. In 2010, we entered into an Interoperability and Co-Marketing Agreement with Tollgrade, a medium-voltage sensing device developer that will also expand our smart grid platform while opening the door to new business opportunities.

EXPAND THE RANGE OF AMBIENT SMART GRID® APPLICATIONS:

    Applications create the need for the platform, and thus our goal is to drive application development. While the Ambient Smart Grid® communications platform incorporates our voltage and current sensing capabilities (Energy Sensing) allowing for basic outage notification, we believe that growth in the smart grid communications industry will come primarily as utilities deploy and adopt smart grid applications. Applications, such as AMR/AMI provide several benefits to utilities, including the potential for time-of-day pricing, demand side management, and the potential to assist in direct load control (enables the reduction of electrical usage at critical times) which will require the backhaul capability provided by the Ambient Smart Grid® network. Ambient is currently piloting and deploying some of the aforementioned applications.

PURSUE OUR ROLE AS A PIONEERING SYSTEMS INTEGRATOR:

We are committed to continuing our role as a supplier of turnkey smart grid communications platforms, taking responsibility for network design, hardware and software delivery, installation support, operator training and network management. Our familiarity with the architecture, hardware, and software requirements from years of close collaboration with major utility clients has enabled us to design the Ambient Smart Grid® communications platform from the ground up and to meet individual utility requirements. Ambient designs, manufactures  (through a contract manufacturer) and markets all of the key hardware components of the Ambient Smart Grid® network. We have developed strategic relationships with key material and fabrication suppliers and put in place a reliable, scalable supply chain for timely delivery of the necessary hardware. Our technical personnel, including experienced field engineers, support pilot scale and larger deployments, ensuring successful Ambient Smart Grid® rollouts. To manage communications networks, we have developed, and continue to improve, our network management software solution, AmbientNMS®. AmbientNMS® works with Ambient and non-Ambient hardware and is presently managing several networks. We intend to continue to develop and extend our network design expertise, as well as our hardware and software technology and our deployment and network management capabilities, to generate revenues from all phases of Ambient Smart Grid® communication deployments. To date, we have not sold and /or licensed any software for use on third party equipment.

EXPAND OUR STRATEGIC COLLABORATIVE RELATIONSHIPS:

Continued collaboration with smart grid application providers, suppliers, and utility customers will enhance the development and functionality of our Ambient Smart Grid® platform. To keep us on the cutting edge of new technologies, we maintain collaborative working relationships with leading suppliers of critical network components such as signal processing chips, wireless devices and cellular modems, as well as metering solution providers to develop and demonstrate Ambient Smart Grid® utility applications, and our network management system, AmbientNMS®. We intend to strengthen these existing relationships and to seek out new strategic and commercial relationships with utilities and other technology companies.

INDUSTRY STANDARDIZATION EFFORTS:

We believe that open standards and   interoperability will hasten the deployment of all smart grid technology and lead to greater success for both Ambient and the entire smart grid industry. We have driven industry standardization efforts through leadership roles in the major industry associations and standards-setting organizations. In January 2010, Ambient accepted a position on the Board of Directors of the Demand Response and Smart Grid (DRSG) Coalition and continues to be an active member of the GridWise Alliance.

Ambient is also involved with federal smart grid standardization efforts put forward by the National Institute of Standards and Technology (NIST), the organization mandated by the Energy Independence and Security Act of 2007 and funded by the American Recovery and Reinvestment Act to create interoperability standards and protocols for the smart grid.

COMMERCIAL DEPLOYMENTS

We are currently deploying the Ambient Smart Grid® and Ambient NMS® with Duke Energy. Deployments are directed towards a variety of goals including, developing, integrating, and demonstrating smart grid utility applications within our product offering.

Since inception, 95% of Ambient’s revenue has been generated from our relationship with our key customer Duke Energy. Ambient has worked with our key customer as an early adopter, that has supported the development of the Ambient Smart Grid® platform since 2005. Because our key customer is subject to both federal regulations and five different state utility regulators, much of their ability to deploy smart grid technology is influenced by regulations, and accordingly, so is Ambient’s current source of revenue.

In 2005, Ambient entered into a pilot agreement to test the Ambient Smart Grid® solution with our key customer. After completion of a proof of concept phase, in January 2006, we entered into a pilot demonstration agreement to build a BPL network servicing approximately 500 homes. The pilot network was an important first test for our newly developed AmbientNMS®. In September 2006, we entered into a Commercial Deployment Agreement expanding the scope and functionality of the network.

During 2007, Ambient focused on the execution of the agreement entered into in September 2006 that expanded the scope of Ambient's platform while addressing the challenges raised in our early 2006 BPL pilots. In late 2007, Ambient introduced cellular technology into our platform, eliminating the platform's dependency on BPL.

During 2008, Ambient furthered its relationship with our key customer with the execution of a second Commercial Deployment Agreement to serve, initially, 50,000 end points in Cincinnati, Ohio. The Company received purchase orders from our key customer to purchase its X2000 and X-3000 communications nodes, license of its AmbientNMS®, software, and provide engineering support in building out an intelligent grid/intelligent-metering platform. As a result of these purchase orders, we generated approximately $12.6 million in revenues for the year ended December 31, 2008.

In September 2009, the Company and our key customer entered into a long-term agreement to supply Ambient’s latest X-series smart grid nodes, (the X-3100) for deployment throughout the utility’s electric power distribution grid. The agreement also provides for a license of the node software and the network management system software to operate and manage the product. Additionally, the agreement set forth the terms for Ambient to provide maintenance service and support for which our key customer will be required to pay an established maintenance fee beginning at the expiration of the stated warranty period.

The agreement is in effect until December 31, 2015, subject to various rights of the parties to terminate the agreement prior to such time. Ambient has agreed to provide maintenance services potentially extending for ten years after the termination of the agreement if our key customer continues to pay for such maintenance services on an uninterrupted basis throughout the extended period. Under agreement to date, we have received purchase orders for product to be delivered through third quarter of 2010, amounting to approximately $10 million.  These purchase orders resulted in recorded revenue of approximately $1.3 million for the year ended December 31, 2009. Under the terms of this agreement, no assurances can be provided that additional purchase orders will be received.

KEY ALLIANCES / PRODUCTION & SUPPLIES

In addition to working closely with our electric utility customers, we have cultivated, maintained and grown collaborative working relationships with leading suppliers of the critical components necessary for Ambient Smart Grid® solutions. These relationships along with the advancements of our technology have provided us with the means of significant scalability.

  Ambient continuously looks to further collaborative efforts to enhance our smart grid capabilities. Ambient’s communications platform facilitates the delivery of data and information over the utility distribution grid from low-speed control networks and other devices allowing utilities the ability to enable such smart grid functionality as advanced metering, load profiles, remote disconnect/reconnect and more.

We believe that an enhanced utility automation suite of products is complementary to Ambient’s communications platform, and together such collaborative efforts will enable comprehensive offerings to utilities enabling a more efficient platform for Ambient Smart Grid® applications.

We have entered into a Master Supply and Alliance Agreement with an equipment manufacturer with global manufacturing capabilities, for the supply of our communication nodes. We are also a party to a number of third-party software license agreements that allow us to incorporate third-party software products and features into our Products.

Ambient continues to maintain open dialogue with leaders in the utility and communications industries to keep Ambient’s solution at the cutting edge. Moving forward, we intend to continue leveraging our technology and distribution alliances along with value-added manufacturing services to ensure we are positioned to support continued large-scale rollouts of our products and technology, allowing us to ensure competitive pricing.

COMPETITION

Competition in our market involves rapidly changing technologies, evolving industry standards, frequent new product introductions, and changes in customer requirements. To maintain and improve our competitive position, we must keep pace with the evolving needs of our customers and continue to develop and introduce new products, features and services in a timely and efficient manner.

Our competitors include both small companies as well as some of the largest companies in the electronics industry, operating either alone or together with trade associations and partners. Some of our potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources than Ambient.

PROPRIETARY RIGHTS

Our portfolio includes twenty-three patents issued or allowed by the USPTO primarily relating to coupling technology, and we have several pending patent applications in the United States and in other jurisdictions. We have filed with the United States Patent and Trademark Office ("USPTO"), and with the appropriate agencies in foreign countries and other jurisdictions, patent applications with respect to various aspects and applications of our smart grid technology including the Energy Sensing portion of Ambient Smart Grid®.

We have taken steps to ensure the protection of our internally developed intellectual property (IP). We currently rely on a combination of patent, trade secret, copyright and trademark law, as well as non-disclosure agreements and invention assignment agreements, to protect our technologies and other proprietary company information.

Our policy is to require our employees, consultants, advisors, and collaborators to execute confidentiality agreements. We also require employees and consultants, to execute assignment of invention agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to a party by us during the course of the party's association with the Company is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements also provide that all inventions conceived by the individual in the course of their employment or consulting relationship will be our exclusive property.

EMPLOYEES

We presently employ 44 full time employees, 41 of whom work out of our offices in Newton, Massachusetts. Three off-site employees are field engineers dedicated to active network deployments.

RESEARCH AND DEVELOPMENT

 During our 2009 and 2008 fiscal years, we incurred approximately $4.6 and $4.2 million, respectively, on the research and development of our Ambient Smart Grid® and related solutions.

AVAILABLE INFORMATION

Our Internet website is located at http://www.ambientcorp.com. The reference to our Internet website does not constitute incorporation by reference of the information contained on or hyperlinked from our Internet website and should not be considered part of this document. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's Internet website is located at http://www.sec.gov.

 DESCRIPTION OF PROPERTY

Ambient does not own any real property. The Company's corporate office in Newton, Massachusetts consists of two floors comprised of approximately 20,242 square feet. The lease term for the premises was scheduled to commence on September 1, 2009 and continues through December 31, 2012. At our request, the landlord agreed that we could commence the lease earlier, and we completed the move into our new headquarters in August 2009.

The lease provides for an initial period of the lease to be rent-free and includes scheduled rent escalations.  Accounting principles generally accepted in the United States of America require that the total rent expense to be incurred over the term of the lease be recognized on a straight-line basis. Deferred rent represents the cumulative excess of the straight-line expense over the payments made.  The average annual rent expense over the term of the lease is approximately $304,000.

    We believe that this facility is sufficient to meet our current requirements and that we would be able to renew our present lease or obtain suitable replacement facilities.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceedings that we anticipate can result in a material adverse effect on our business or operations.

MANAGEMENT

The following table sets forth the name, age, the position they hold, and the year in which they began serving as Director of the Company for each director nominee:

Name	Age	Position	Year Became a Director
John J. Joyce	58	Chairman of the Board, CEO, Treasurer and Director	9/5/2001
Michael Widland	69	Director	12/28/2000
D. Howard Pierce	68	Director	10/10/2004
Thomas Michael Higgins	54	Director	10/4/2006
Shad Stastney	40	Director	6/27/2008

The business experience, principal occupations and employment, as well as the periods of service, of each of the Company’s directors during at least the last five years are set forth below.

JOHN J. JOYCE has been the Company’s Chairman of the Board of Directors and Chief Executive Officer since September 2001 and served as Chief Operating Officer from November 2000 through August 2001. From September 1996 to October 2000, Mr. Joyce served as Senior Vice President of ABB Financial Services Inc. and President of ABB Financial Consulting, the Americas, where he also led the global energy consulting practice within Financial Services. Mr. Joyce developed the Americas branch of ABB Financial Consulting, the financial management consultancy business of ABB Financial Services. From December 1993 to August 1996, Mr. Joyce served with The Capital Markets & Treasury Practice of Price Waterhouse LLP. Returning to the firm he had previously served for more than five years in the general audit practice, Mr. Joyce assumed the responsibilities of Manager, in which he advised corporations on a variety of business issues and strategies. Mr. Joyce was promoted to Director in June 1995. Mr. Joyce is a CPA and holds an MBA from the Stern School of Business, New York University, where he majored in Finance and International Business. Mr. Joyce brings to our Board significant experience in the energy industry, a deep knowledge of our business and our customers, and contributes a perspective based on his previous career in both finance and accounting.

MICHAEL WIDLAND has served on the Board of Directors since November 2000. Mr. Widland has been actively practicing law since 1965 and is presently a partner at Shipman & Goodwin LLP of Stamford, Connecticut. Mr. Widland practices in the areas of commercial and corporate transactions, including financing. He is a former Connecticut Chairman of the Public Contract Section and Business Law Section of the American Bar Association and a member of the Association of Commercial Finance Attorneys. Mr. Widland’s academic degrees, combined with his extensive professional experience in corporate law, provides our Board with valuable resources in its work to ensure that we comply with rules and regulations applicable to us.

D. HOWARD PIERCE has served on the Board of Directors since November 2004. Until his retirement in June 2001, he served as President and CEO of ABB, Inc., the $5 billion U.S. subsidiary of global industrial, energy and automation provider ABB, Ltd. Prior to assuming leadership of ABB, Inc., Mr. Pierce served in a number of key executive positions, including President of ABB’s Steam Power Plants and Environmental Systems and President of ABB China Ltd. In addition to serving on the Ambient’s Board Mr. Pierce serves as Chairman of the Audit and Compensation committees for Harsco Corporation, a publicly traded, New York Stock Exchange listed company.  Mr. Pierce¹s background and executive experience provides the Board with a business perspective and insight that is beneficial to a small cap company, especially when establishing relationships and negotiating agreements with the larger industrial companies in the utility and communication space.

THOMAS MICHAEL HIGGINS has served on the Board of Directors since September 2006. Mr. Higgins has served as the Senior Vice President for Finance and Chief Financial Officer of the College Board since June 2003. Prior to the College Board, Mr. Higgins was a partner in the New York City accounting firm of Silverman Linden Higgins LLP from February 1993 to June 2003. Previously, Mr. Higgins worked in the New Jersey offices of Coopers & Lybrand LLP from January 1992 to January 1993 and Ernst & Young LLP from 1977 to 1991. Mr. Higgins is a member of the American Institute of CPAs as well as the New Jersey and New York State Society of CPAs. Mr. Higgins’ extensive experience as a certified public accountant was instrumental in his appointment to the audit committee of our Board of Directors, and provides our board with a critical accounting perspective.

SHAD L. STASTNEY has served on the Board of Directors since June 2008. Mr. Stastney is a founding partner of Vicis Capital, LLC, the investment advisor to Vicis Capital Master Fund, a multi-strategy fund. Mr. Stastney has been managing Vicis Capital since June 2004. Prior to Vicis Capital, from July 2001 through May 2004 Mr. Stastney served in the same capacity at Victus Capital. Before Victus Capital, Mr. Stastney was a Director at Credit Suisse First Boston in New York. He received his J.D. from Yale Law School, and his B.A. from the University of North Dakota. Mr. Stastney serves on the Board of Directors of China Hydroelectric Corporation, a New York Stock Exchange listed company, where he also serves on the Compensation Committee and the New Projects Committee. Mr. Stastney also serves on the Board of Directors for Amacor Group Inc.,  Zurvita Holdings Inc., Master Silicon Carbide Industries, Inc., and China New Energy Group Co., all of which are  OTC listed companies.  Additionally, Mr. Stastney serves on the Compensation Committee for China New Energy Group Co. Mr. Stastney’s background and business experience furnish to our Board access to a greater understanding of financial and investor relations Pursuant to an agreement entered into between the Company and the Vicis Capital Maser Fund (“Vicis”), Vicis was granted the right to nominate a director to the Company’s Board of Directors. Mr. Stastney is being nominated for a directorship at the annual meeting in compliance with our contractual undertakings.

There are no family relationships between any of the above directors, and, except as described above, there is no arrangement or understanding between any of the above directors and any other person pursuant to which the director was elected to hold office.

All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for the last two fiscal year awarded to, earned by, or paid to our Chief Executive Officer and Chief Technology Officer, who were the only executive officers serving as such at the end of 2009 whose total compensation exceeded $100,000 for the year ended December 31, 2009 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
JOHN J. JOYCE
President and Chief Executive Officer	2009	344,362	50,000	148,890	543,252
	2008	338,760	50,000		388,760

RAMDAS RAO
Chief Technology Officer	2009	241,170	50,000	148,890	440,060
	2008	213,000	50,000		263,000
———————
(1)
Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC 718 with respect to employee stock options issued during 2009 under the Company's 2000 Employee Stock Option plan. The assumption used to calculate the fair value of stock option grant were: expected holding period of 5.50 years, risk free interest rate of 1.44%, no dividend yield and volatility of 162.4%.  No Options were issued to executives during 2008.

The following table sets forth information concerning unexercised options for each of our executive officers named in the Summary Compensation Table that were outstanding as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — DECEMBER 31, 2009

	Number of Securities Underlying Options (#)	Number of Securities Underlying Options (#)	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date
John J. Joyce	1,000,000		$0.50	11/17/2011
	375,000		$0.10	9/11/2012
	1,000,000		$0.20	1/23/2014
	500,000		$0.30	5/25/2014
	500,000		$0.50	5/25/2014
	2,500,000		$0.045	11/15/2015
	4,500,000		$0.035	1/13/2019

Ramdas Rao	242,000		$0.20	12/3/2010
	1,000,000		$0.20	1/16/2012
	200,000		$0.20	9/12/2012
	800,000		$0.20	1/26/2014
	375,000		$0.20	8/12/2014
	375,000		$0.20	8/12/2014
	1,000,000		$0.045	11/15/2015
	4,500,000		$0.035	1/13/2009

EMPLOYMENT AGREEMENTS

We and John J. Joyce were parties to an amended and restated employment agreement dated as of July 8, 2004, pursuant to which Mr. Joyce was employed as our Chief Executive Officer. Under the agreement, Mr. Joyce was entitled to be paid an annual salary of $314,141 for 2008. We and John J. Joyce entered into an amended and restated employment agreement dated as of December 30, 2008, pursuant to which Mr. Joyce continues to be employed as our Chief Executive Officer. Under the agreement, Mr. Joyce is entitled to be paid an annual salary of $330,000 subject to the annual cost of living adjustment. By its terms, the agreement provides for an initial term ending December 31, 2010. After expiration of the initial term, the agreement will automatically renew for successive two-year terms unless terminated by us upon written notice given not less than 90 days prior to the expiration of the then-current term. The agreement also contains certain provisions for early termination, including in the event of a change in control, which may result in a severance payment equal to two years of base salary then in effect and the continuation of certain benefits.

We and Ramdas Rao were parties to an amended and restated employment agreement dated as of August 11, 2004, pursuant to which Mr. Rao was employed as our Chief Technology Officer at an annual salary of approximately $200,000. The employment agreement had an initial term of two years and renewed automatically for successive one-year terms unless either party gave notice of its election to not renew to the other at least 60 days prior to the expiration of the then-current term. We and Ramdas Rao entered into an amended and restated employment agreement dated as of June 2, 2008, pursuant to which Mr. Rao continues to be employed as our Chief Technology Officer at an annual salary of approximately $225,000, subject to review. The employment agreement had an initial term that extended through December 31, 2009, provided that the agreement is subject to renewal for successive one-year terms unless either party gives notice of its election to not renew to the other at least 60 days prior to the expiration of the then-current term. The agreement was renewed through December 31, 2010. The agreement also contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect.

Each of these agreements includes certain customary confidentiality and non-compete provisions that prohibit the executive from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

COMPENSATION OF DIRECTORS

With the exception of Shad Stastney, we paid each outside director $2,500 per quarter for service on our Board of Directors in 2009, and an additional $1,500 was paid quarterly for heading the Audit Committee.

The following table summarizes data concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid ($)	Options Awards ($) (1)	Total ($)
Michael Widland	10,000	61,155	71,155

Howard D. Pierce	10,000	61,155	71,155

Thomas Michael Higgins (2)	16,000	61,155	77,155
———————
(1)
Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC 718 with respect to stock options issued during 2009 under the Company's 2002 Non-Employee Directors Stock Option Plan. The assumption used to calculate the fair value of stock options granted were: expected holding period of 3.5 years, risk free interest rate of 1.07%, no dividend yield and volatility of 162.4% for 2009.

(2)	Heads the Audit Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We retain the law firm of Shipman & Goodwin LLP ("S&G"), of which Mr. Michael Widland, a non-employee director, is a partner, to perform legal services from time to time. We paid S&G $88,797 and $117,316 for legal services rendered during 2009 and 2008, respectively.

Mr. Shad Stastney, a director, is the founding partner of Vicis Capital Master Fund, which holds, as of the Record Date, approximately 83.62% of our issued and outstanding stock. The shares are held directly by Vicis Capital Master Fund, for which Vicis Capital LLC acts as investment advisor. Vicis Capital LLC may be deemed to beneficially own the shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by virtue of the voting and dispositive power over such shares granted by Vicis Capital Master Fund to Vicis Capital LLC. The voting and dispositive power granted to Vicis Capital LLC by Vicis Capital Master Fund may be revoked at any time. Vicis Capital LLC disclaims beneficial ownership of any shares reported herein.

  DIRECTOR INDEPENDENCE

 The Board of Directors of the Company has concluded that each of Messrs. Pierce, Higgins and Widland is “independent” based on the listing standards of the NASDQ Stock Market, if the Company were listed thereon (which it is not) having concluded that any relationship between such director and the Company, in its opinion, does not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors of the Company has also concluded that the directors serving on the audit committee, namely Mr. Pierce and Mr. Higgins, are “independent” based on the more stringent independence standard of the NASDAQ Stock Market applicable to directors serving on audit committees.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
BENEFICIAL HOLDERS

The following table sets forth certain information, as of April 29, 2010, concerning the ownership of the Common Stock by (a) each person who, to the Company’s knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock, (b) each of the Company’s directors and the Named Executive Officers (as defined below) and (c) all current directors and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent of Common Stock (2)
John J. Joyce, Chairman, CEO, President, and Director	11,315,000	(3)	*

Ramdas Rao, Chief Technology Officer	9,507,000	(4)	*

Michael Widland, Director	4,403,334	(5)	*

D. Howard Pierce, Director	4,350,000	(6)	*

Thomas Higgins, Director	3,725,000	(7)	*

Shad Stastney, Director	––		*

Vicis Capital Master Fund	1,349,081,748	(8)	83.84%

All directors and executive officers as a group (6 persons) (9)	33,300,334		2.06%
———————
*	Indicates less than 1%.

(1)	Unless otherwise indicated, the address of each person listed is c/o Ambient Corporation, 7 Wells Avenue, Newton, Massachusetts 02459.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the Record Date are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock beneficially owned by such person.

(3)
Includes (i) 940,000 shares of Common Stock and (ii) 10,375,000 shares of Common Stock issuable upon the exercise of options issued under the Company’s 2000 Equity Incentive Plan (the “2000 Incentive Plan”).

(4)	Includes (i) 1,015,000 shares of Common Stock and (ii) 8,492,000 shares of Common Stock issuable upon exercise of options issued under the 2000 Incentive Plan.

(5)
Includes (i) 133,334 shares of Common Stock, (ii) 550,000 shares of Common Stock issuable upon exercise of non-plan options (iii) 3,720,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan, and (iv) Does not include 50,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan.

(6)
Includes (i) 200,000 shares of Common Stock, (ii) 500,000 shares of Common Stock issuable upon exercise of non-plan options and (iii) 3,650,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan, and (iv) Does not include 50,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan.

(7)
Includes (i) 3,725,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan and (ii) Does not include 75,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan.

(8)
Includes (i) 1,327,698,414 shares of Common Stock (ii) 21,383,334 shares of Common Stock issuable upon exercise of warrants. All securities are held directly by Vicis Capital Master Fund, for which Vicis Capital LLC acts as investment advisor. Vicis Capital LLC may be deemed to beneficially own any shares held by Vicis Capital Master Fund upon exercise of the Warrants within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by virtue of the voting and dispositive power over such shares granted by Vicis Capital Master Fund to Vicis Capital LLC. The voting and dispositive power granted to Vicis Capital LLC by Vicis Capital Master Fund may be revoked at any time. Vicis Capital LLC disclaims beneficial ownership of any shares reported herein. Shad S. Stastney, a founder and principal of Vicis Capital LLC, together with John Succo and Sky Lucas, have voting and dispositive control of these securities. No single natural person can exercise voting or investment power with respect to the securities owed by Vicis Capital Master Fund and investment decisions with respect to these securities are made by a majority of these persons.

(9)	See Footnotes 3 through 7.

 SELLING STOCKHOLDERS

Up to 38,533,831 shares of Common Stock issuable upon exercise of outstanding warrants are being offered under this Prospectus, all of which are being registered for sale for the account of the selling stockholders.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, no selling stockholder may exercise its warrants if such exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unexercised warrants) to exceed 4.99% of the outstanding shares of Common Stock immediately after the exercise. (If the holder subsequently disposes of some or all of its holdings, it can again exercise its warrant, subject to the same limitation). The table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of dividends, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of Common Stock for some listed persons may include shares that are not subject to purchase during the 60-day period.

SELLING STOCKHOLDERS TABLE

The following table sets forth the shares beneficially owned, as of April 29, 2010, by the selling stockholders (as represented to us by the selling stockholders) prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in the private placement described above under the caption "AGREEMENTS WITH THE SELLING STOCKHOLDERS" in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

SELLING	NUMBER OF SHARES OWNED BEFORE	SHARES OFFERED PURSUANT TO THIS		COMMON STOCK TO BE BENEFICIALLY OWNED ALL SHARES OFFERED HEREUNDER ARE SOLD
STOCKHOLDER	OFFERING	PROSPECTUS		SHARES	PERCENT

GREGORY DRYER	21,500,000	21,500,000	(1)	––	––
KUHNS BROTHERS, INC	6,712,237	6,712,237	(2)	––	––
JOHN KUHNS	6,087,428	6,087,428	(1)	––	––
MARY FELLOWS	2,035,309	2,035,309	(1)	––	––
SAMUEL SHOEN	1,832,381	1,832,381	(1)	––	––
PAUL KUHNS	366,476	366,476	(1)	––	––

*	Represents less than 1%

1.
Represents shares of Common Stock issuable upon exercise Placement Agent Warrants. The selling stockholder is an assignee of Kuhn Brothers, Inc. (“Kuhn”), the original stockholder and a registered broker-dealer, which served as a placement agent in the transactions described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS." Each of Kuhn and the shareholder have advised us that it purchased the securities solely for investment and not with a view to or for resale or distribution of such securities

2.	Represents shares of Common Stock issuable upon exercise Placement Agent Warrants. The name of the natural person having voting or dispositive power over such securities is John Kuhns.

 PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares that are included in the Registration Statement on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

●	directly as principals;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	to cover short sales made in compliance with applicable laws and regulations;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Act if available, rather than under this Prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. We are not aware of any definitive selling arrangement at the date of this prospectus between any selling stockholder and any broker-dealer or agent.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Act, disclosing:

●	The name of each such selling stockholder and of the participating broker-dealer(s);
●	The number of shares involved;
●	The price at which such shares were sold;
●	The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
●	That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and
●	Other facts material to the transaction.

                The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders may also transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable selling stockholder and/or the purchasers.

If a selling stockholder uses this Prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Act. The selling stockholders will be responsible to comply with the applicable provisions of the Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

We are required to pay all fees and expenses incident to the registration of the shares being offered by the selling stockholders, but we will not receive any proceeds from the sale of the shares except for, upon exercise, the exercise price of options and warrants exercised on a cash basis. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Act.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 2,000,000,000 shares of Common Stock, $.001 par value per share, of which 1,587,790,354 shares were outstanding as of April 29, 2010. We have approximately 152 stockholders of record as of such date. Except for those shares held by Vicis, some of our Common Stock is held in either nominee name or street name brokerage accounts. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefore and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of the Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the act and is, therefore, unenforceable.

 LEGAL MATTERS

The validity of the Common Stock offered under this Prospectus will be passed on by Aboudi & Brounstein, Law Offices.

EXPERTS

The financial statements for the years ended December 31, 2009 and December 31, 2008 included in this Prospectus have been so included in reliance on the report of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. You may obtain information on the operation of the Public Reference Room by calling the SEC at1-800-SEC-0330.

We have filed with the SEC under the Act a Registration Statement on Form S-1, of which this Prospectus is a part, with respect to the shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the SEC. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC's Internet website at www.sec.gov.

Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

Prospective investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

AMBIENT CORPORATION

up to 38,533,831 shares of Common Stock

PROSPECTUS

________, 2010

AMBIENT CORPORATION

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Ambient Corporation

We have audited the accompanying consolidated balances sheets of Ambient Corporation and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the years then ended.  The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey

March 30, 2010

AMBIENT CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$987,010	$8,011,764
Marketable securities	-	125,000
Accounts receivable	1,238,708	1,668,887
Inventory	361,201	98,044
Prepaid expenses and other current assets	202,568	174,425

Total current assets	2,789,487	10,078,120

Property and equipment, net	603,412	543,904

Total assets	$3,392,899	$10,622,024

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES
Accounts payable	$2,015,771	$1,333,778
Accrued expenses and other current liabilities	829,041	936,961
Deferred revenue	158,686	108,067
Capital lease obligations, current portion	11,463	11,462
Convertible debt, current portion (net of discount of $183,609 and $0)	9,816,391	-

Total current liabilities	12,831,352	2,390,268

NON-CURRENT LIABILITIES
Convertible debt, less current portion (net of discount of $0 and $11,745,542)	-	754,458
Deferred rent	84,906	-
Capital lease obligations, less current portion	11,504	22,967

Total liabilities	12,927,762	3,167,693

STOCKHOLDERS' (DEFICIT) EQUITY
Common stock, $.001 par value;
2,000,000,000 and 2,000,000,000 shares authorized in 2009 and 2008;
899,039,687 and 719,980,784
issued; 898,039,687 and 718,980,784 outstanding, respectively	899,040	719,981
Additional paid-in capital	130,008,365	132,930,334
Accumulated deficit	(140,242,268)	(125,995,984)
Less: treasury stock; 1,000,000 shares at cost	(200,000)	(200,000)

Total stockholders' (deficit) equity	(9,534,863)	7,454,331

Total liabilities and stockholders' (deficit) equity	$3,392,899	$10,622,024

See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008

Revenues	$2,193,338	$12,622,353

Cost of goods sold	1,836,546	9,942,009

Gross profit	356,792	2,680,344

Expenses
Research and development	4,585,979	4,233,832
Operating, general and administrative expenses	4,054,255	3,388,299
Stock based compensation	967,301	329,320

Total expenses	9,607,535	7,951,451

Loss on disposition of property and equipment	(31,590)	(117,597)

Operating loss	(9,282,333)	(5,388,704)

Interest and finance expenses	(4,992,827)	(3,155,815)
Interest income	28,876	39,185
Loss on extinguishment of debt	-	(2,788,865)

Net loss	$(14,246,284)	$(11,294,199)

Basic and diluted loss per share:
Net loss	$(0.02)	$(0.04)

Weighted average number of shares outstanding	789,088,699	301,559,713

See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

			Additional		Accumulated
	Common Stock		Paid-in	Treasury	Accumulated
	Shares	Amount	Capital	Stock	Deficit	Total

Balance - January 1, 2008	255,615,704	$255,615	$113,181,347	$(200,000)	$(114,701,785)	$(1,464,823)

Common stock issued upon exercise of warrants	464,365,080	464,366	(222,222)			242,144
Issuance of warrants in connection with convertible promissory note			3,146,078			3,146,078
Beneficial conversion feature of convertible promissory note			13,540,811			13,540,811
Issuance of warrants			2,955,000			2,955,000
Share-based compensation expense			329,320			329,320
Net loss					(11,294,199)	(11,294,199)

Balance - December 31, 2008	719,980,784	719,981	132,930,334	(200,000)	(125,995,984)	7,454,331

Common stock issued upon exercise of warrants	11,642,236	11,642	940,063			951,705
Common stock issued upon exercise of options	750,000	750	23,500			24,250
Common stock issued upon conversion of convertible debt	166,666,667	166,667	2,333,333			2,500,000
Remeasurement of beneficial conversion feature of convertible promissory note			(8,333,333)			(8,333,333)
Warrant repricing			1,147,167			1,147,167
Share-based compensation expense			967,301			967,301
Net loss					(14,246,284)	(14,246,284)

Balance - December 31, 2009	$899,039,687	$899,040	$130,008,365	$(200,000)	$(140,242,268)	$(9,534,863)

See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,246,284)	$(11,294,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	302,871	307,476
Amortization of note discount	-	1,235,434
Amortization of beneficial conversion feature of convertible debt	3,228,600	1,246,854
Non-cash interest related to warrant modification	1,147,167	-
Loss on extinguishment of debt	-	2,788,865
Financing, consulting and other expenses paid via the
issuance of common stock and warrants	967,301	329,320
Loss on disposition of property and equipment	31,590	117,598
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivables	430,178	(1,475,481)
Inventory	(263,157)	376,019
Prepaid expenses and other current assets	(28,143)	(33,244)
Prepaid licensing fees	-	81,997
Increase (decrease) in:
Accounts payable	681,994	320,169
Deferred rent	84,906	-
Accrued expenses and other current liabilities	(107,919)	341,541
Deferred revenue	50,619	108,067

Net cash used in operating activities	(7,720,277)	(5,549,584)

CASH FLOWS FROM INVESTING ACTIVITIES
Redemption of marketable securities	125,000	-
Purchases of marketable securities	-	(125,000)
Additions to property and equipment	(394,429)	(450,725)
Proceeds from sale of property and equipment	460	-

Net cash used in investing activities	(268,969)	(575,725)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	975,955	242,143
Proceeds from issuance of warrants	-	3,000,000
Finance costs relating to the issuance of warrants	-	(45,000)
Proceeds from issuance of notes payable	-	2,500,000
Proceeds related to the adjustment of terms of convertible debentures	-	8,000,000
Repayment of convertible debentures	-	(103,500)
Payments of capitalized lease obligations	(11,463)	(2,695)

Net cash provided by financing activities	964,492	13,590,948

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,024,754)	7,465,639

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	8,011,764	546,125

CASH AND CASH EQUIVALENTS - END OF YEAR	$987,010	$8,011,764

Noncash financing and investing activities:
Issuance of warrants in connection with issuance of notes payable	$-	$3,146,078
Acquisition of property and equipment financed by capital lease	$-	$37,123

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$675,228	$115,055

See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Ambient Corporation (referred to herein as “we,” “our,” “us,” “Ambient,” or the “Company”), incorporated under the laws of the State of Delaware in June 1996, is a pioneering integrator of a smart grid communications platform, creating a high-speed Internet Protocols (IP)-based data communications infrastructure to support all aspects of a smart grid. The Ambient smart grid platform, known as Ambient Smart Grid®, facilitates a two-way, real-time communications network to serve the “last mile” backhaul. This common-core infrastructure is necessary for utilities to implement smart grid applications such as Advanced Metering Infrastructures (AMI), real-time pricing, and Demand Side Management (DSM) while enabling distribution monitoring and automation, as well as direct load control.  When combined, these applications can offer economic, operational and environmental benefits for utilities, and their customers.

Since 2000, Ambient has been focused on the collaborative development of communication solutions that meet the needs of a smart grid platform. The Ambient’s Smart Grid® platform, which includes communication nodes, a management system and a suite of applications, has been designed to be an open, standards-based system intended to support a variety of applications and services simultaneously.  Ambient has designed, developed, and delivered three generations of our Smart Grid® communications nodes.  With each successive generation, Ambient has continued to support and integrate additional applications.  During the summer of 2009, Ambient began the design and development of it fourth generation communication node. Testing of prototypes is expected to begin during the spring of 2010.

Throughout the past four years, Ambient has been a supplier to Duke Energy’s smart grid initiatives. In 2008, Ambient received purchase orders from Duke Energy for its X2000 and X-3000 communications nodes, license for the Ambient Element Management System (AmbientNMS®), and engineering support in building out an intelligent grid platform.

Our goal remains to be the leading designer, developer and systems integrator of a turnkey Ambient Smart Grid® communications platform, incorporating a wide array of communications technology and protocols and smart grid applications such as advanced metering solutions and our internally developed energy sensing capabilities. Also, we view the smart grid communications platform to be a key factor for utilities to efficiently integrate increasing portfolios of renewable energy generation and additional products such as recharging stations for plug-in hybrid electrical vehicles.

Ambient intends to actively seek new opportunities for commercial deployments and to bring new and existing networks to full commercialization. Throughout 2010, Ambient’s principal target customers will continue to be electric utilities deploying smart grid technologies, primarily in North America. Ambient intends to continue to collaborate with other technology companies and utility customers to drive the development of new utility and consumer applications that create the need for the Ambient Smart Grid® platform.

To date, we have funded operations primarily through the sale of our securities. In connection with the continued development, marketing, and deployment of our products, technology, and services, we anticipate that we will continue to augment our revenue generation capabilities with such raises in the future and anticipate that we will continue to incur losses during 2010.

NOTE 2 - BASIS OF PRESENTATION

Management believes that its currently available cash resources, together with anticipated revenues generated from execution on firm purchase orders received to date, and the committed equity based financing arrangement (see Note 9 below), will be sufficient to meet its operating requirements through fiscal 2010. Management does anticipate, however, the need to raise additional capital in order to expand existing commercial deployments and/or satisfy any additional significant purchase orders that it may receive.

During 2009, the Company funded its operating cash flow deficit with (i) proceeds from the private placement of its securities to an institutional investor in 2008, (ii) proceeds from the issuance of warrants and the adjustment of terms of convertible debt from the same institutional investor, and (iii) from net proceeds from the exercise for cash of previously issued warrants and options.

The Company has sustained losses since its inception, resulting in operating cash flow deficiencies, and negative working capital. The Company expects to incur additional losses in 2010 and may need to raise additional funds in order to realize its long-range commercial objectives.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its inactive, wholly-owned subsidiary, Insulated Connections Corporation Limited. The subsidiary has been inactive since 2001. All inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short-term investments with insignificant interest rate risk and original maturities of 90 days or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, other current liabilities and convertible debentures, are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with accounting guidance now codified as Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation.” Under the fair value recognition provision of Financial stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option pricing model.

NET LOSS PER SHARE

Basic loss per share (EPS) is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted loss per share adjusts basic loss per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The following securities have been excluded from the calculation of net loss per share, as their effect would be anti-dilutive.

	2009	2008
Stock options	58,537,000	32,387,000
Warrants	78,827,831	129,216,664
Convertible debentures	666,666,667	833,333,333

PROPERTY AND EQUIPMENT

Equipment, furniture and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from one to five years.

REVENUE RECOGNITION

Hardware sales consist of smart grid nodes ("Nodes") as well as system software embedded in the nodes. System software embedded in Ambient’s Nodes is used solely in connection with the operation of the product.  Upon the sale and shipment of its products, Ambient is not required to update the embedded software for newer versions that are subsequently developed.  In addition, the Company does not offer or provide any free post-contract customer support.  There is an original warranty period, which may run for a period of up to twelve months from sale of product, in which the Company will provide fixes for the Nodes when and if appropriate. As such, we recognize revenue from the sales of the Nodes when received. Amounts billed to customers before the Nodes are shipped are classified as deferred revenue.

The Company’s other proprietary software consists of the Ambient NMS®; an element management product that may be sold on a stand-alone basis.  A purchaser of Ambient’s Nodes is not required to purchase this product, as our Nodes could be managed with independently developed management software. The sale of the Ambient NMS® does not include post-contract customer support, unless the customer enters into a maintenance agreement with the company. As such, Ambient recognizes revenue from the sale of this software product when shipped. Amounts billed to customers before software is shipped are classified as deferred revenue.

The Company offers maintenance service, on a fee basis that entitles the purchasers of its Nodes and NMS® software to benefits including telephone support, as well as updates and upgrades to our products.  Such revenue, when received, will be amortized over the appropriate period based on the terms of individual agreements and contracts.

ACCOUNTS RECEIVABLE

Accounts receivable are recorded net of an allowance for doubtful accounts based upon management's analysis of the collectability of the balances. At December 31, 2009 and 2008, management believed that no allowance was necessary.

At December 31, 2009 and 2008, one customer accounted for 99% and 100% of accounts receivable. See Note 11.

INVENTORY

Inventory is valued at the lower of cost or market determined on the first-in, first-out (FIFO) basis. Market, with respect to direct materials, is replacement cost and is net realizable value for finished goods. The value of the inventory is adjusted for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

RESEARCH AND DEVELOPMENT AND PATENT COSTS

Both research and development costs and patent costs are charged to operations as incurred.

SOFTWARE DEVELOPMENT COSTS

Costs incurred in the research and development of new software products and enhancements to existing software products have historically been expensed as incurred. After technological feasibility is established, additional development costs are capitalized. No software development costs have been capitalized as of December 31, 2009 and 2008.

LEASED EMPLOYEES

We have a contract with Administaff to provide certain professional employment services such as health, dental and various other types of insurance to our employees at rates that we would not qualify for otherwise and payroll services to our personnel. Pursuant to this contract, our personnel are employees of, and paid by, Administaff as part of an employee leasing arrangement. We lease the services of these employees from Administaff, and reimburse Administaff for the costs of compensation and benefits. All of the employees referred to in the Annual Report are full time employees. For purposes of reporting the number of employees in our Annual Report, we consider employees of Administaff covered by this contract to be employees of the Company.

The Company records these payments using the same classifications for which the reimbursement is made (i.e. wage reimbursements are recorded as wage expense).

INCOME TAXES

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Effective January 1, 2007, the Company adopted the provisions of FASB ASC 740-10-05, “Accounting for Uncertainties in Income Taxes.” The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

WARRANTIES

The Company accounts for its warranties under the FASB ASC 450 “Contingencies.”. The Company generally warrants that its products are free from defects in material and workmanship for a period of one year from the date of initial acceptance by our customers. The warranty does not cover any losses or damage that occurs as a result of improper installation, misuse or neglect or repair or modification by anyone other than the Company or its authorized repair agent. The Company's policy is to accrue anticipated warranty costs based upon historical percentages of items returned for repair within one year of the initial sale. The Company’s repair rate of products under warranty has been minimal, and a historical percentage has not been established. The Company has not provided for any reserves for such warranty liability.

The Company’s software license agreements generally include certain provisions for indemnifying customers against liabilities if the Company's software products infringe upon a third party's intellectual property rights. The Company has not provided for any reserves for such warranty liabilities.

The Company’s software license agreements also generally include a warranty that the Company's software products will substantially operate as described in the applicable program documentation. The Company also warrants that services the Company performs will be provided in a manner consistent with industry standards. To date, the Company has not incurred any material costs associated with these product and service performance warranties, and as such the Company has not provided for any reserves for any such warranty liabilities in its operating results.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets.  The Company did not record an impairment charge in 2009 and 2008.

FAIR VALUE MEASUREMENTS

           FASB ASC Topic 820, "Fair Value Measurements and Disclosures" ("ASC 820"),  defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.
Level 2	—

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s marketable securities at December 31, 2008 consisted of investments in auction rate securities. Those securities are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in an active market. The auction rate securities were redeemed in full in January 2009.

DEVELOPMENT STAGE

From inception through the third quarter of 2008, the Company was in the development stage and had insignificant recurring revenues.  In the fourth quarter of 2008, management determined that the Company was no longer in the development stage as the Company’s products were being deployed in more significant smart grid deployments and the prospects for generating significant revenues from generally available products were increasing.

 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Effective July 1, 2009, the FASB’s Accounting Standards Codification became the single official source of authoritative, nongovernmental generally accepted accounting principles (“GAAP”) in the United States. The historical GAAP hierarchy was eliminated and the ASC became the only level of authoritative GAAP, other than guidance issued by the Securities and Exchange Commission. Our accounting policies were not affected by the conversion to ASC. However, references to specific accounting standards in the footnotes to our consolidated financial statements have been changed to refer to the appropriate section of ASC.

In October 2009, the FASB issued new standards for revenue recognition with multiple deliverables. These new standards impact the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, these new standards modify the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. These new standards are effective for us beginning in the first quarter of fiscal year 2011; however, early adoption is permitted. Ambient does not expect these new standards to significantly impact its consolidated financial statements.

In October 2009, the FASB issued new standards for the accounting for certain revenue arrangements that include software elements. These new standards amend the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. These new standards are required to be adopted in the first quarter of 2011; however, early adoption is permitted. Ambient does not expect these new standards to significantly impact its consolidated financial statements.

 In January 2010, the FASB issued amended standards that require additional fair value disclosures. These amended standards require disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), beginning in the first quarter of 2011. Ambient does not expect these new standards to significantly impact its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying financial statements.

NOTE 4 – INVENTORY

Inventory consisted of the following:

	December 31,
	2009	2008
Raw material	$137,026	$30,057
Finished goods	224,175	67,987
	$361,201	$98,044

NOTE 5 - PROPERTY AND EQUIPMENT
	December 31,
	2009	2008
Computers	$162,768	$294,954
Software	367,844	362,686
Software (capital lease)	30,429	30,429
Machinery and equipment	539,005	350,231
Furniture and office equipment	161,394	147,941
	1,261,440	1,186,241
Less – accumulated depreciation	658,028	642,337
	$603,412	$543,904

Depreciation expense was $302,871 and $307,476 for the years ended December 31, 2009 and 2008, respectively.

NOTE 6 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,
	2009	2008
Accrued interest	$690,028	$748,082
Accrued payroll and payroll taxes	83,070	62,668
Accrued professional fees	33,034	92,298
Accrued liabilities	22,909	33,913
	$829,041	$936,961

                Accrued interest represents amounts owed to Vicis Capital Master Fund on secured convertible promissory notes.  See Note 8.

NOTE 7 – CAPITAL LEASE OBLIGATION

The Company is the lessee of software under a capital lease expiring in 2011. The asset and liability under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset is amortized over its estimated productive live. Amortization of assets under capital leases is included in depreciation expense.

Minimum future lease payments under capital leases as of December 31, 2009, were as follows:

Amount
2010	$14,456
2011	10,842
Net minimum lease payments	25,298
Amount representing interest	(2,331)
Present value of net minimum lease payments	$22,967

The interest rate on the capitalized lease is 9.1%. Interest is computed based on the lower of the Company’s incremental borrowing rate at the inception of lease or the lessor’s implicit rate of return.

NOTE 8 – CONVERTIBLE DEBT

	December 31,
	2009	2008
Secured Convertible Promissory note payable - interest at 8%, due July 31, 2010 (i)	$7,500,000	$7,500,000

Secured Convertible Promissory note payable - interest at 8%, due November 1, 2010 (ii)	2,500,000	2,500,000

Secured Convertible Promissory note payable - interest at 8%, due January 15, 2011 (iii)	––	2,500,000

Total	10,000,000	12,500,000

Less: Discount	(183,609)	(11,745,542)
	9,816,391	754,458
Less Current Portion	9,816,391	––

Total	$–	$754,458

In 2007 and 2008, the Company entered into various financing agreements, with an institutional investor, Vicis Capital Master Fund (the “Investor” or "Vicis"), issuing convertible promissory notes in the amount of $12.5 million. In addition, in 2008, pursuant to a modification agreement, Vicis injected an additional $8 million in funds into the Company for a reduction in the conversion price on the outstanding convertible debt.

Subsequently, in August 2009, $2.5 million of convertible debt principal was converted into common stock and in January 2010, the remaining outstanding balance of $10 million was converted into common stock. Subsequent to the conversions, as of March 2010, Vicis held approximately 83.6% of the outstanding shares of the Company's common stock.

Securities Purchase Agreements

(i) On July 31, 2007, the Company entered into the Securities Purchase Agreement (the "July 07 Purchase Agreement") with Vicis, pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in aggregate principal amount of $7,500,000 (the “July 07 Note”). The July 07 Note had a term of three years and was scheduled to become due on July 31, 2010. The outstanding principal amount of the July 07 Note was convertible at the option of the holder into shares of the Company’s common stock (the “Common Stock”) at an initial conversion price of $0.075 per share, subject to certain adjustments. The conversion price was adjusted to $0.015 in connection with the various Agreements discussed below.  Amounts owing under the July 07 Note were secured by substantially all of the assets of the Company. In January 2010, the July 07 Note was converted into 500,000,000 shares of Common Stock.

Pursuant to the July 07 Purchase Agreement, the Company issued Common Stock purchase warrants (the “July 07 Warrants”) to the Investor, exercisable through July 31, 2012, to purchase up to 150,000,000 shares of Common Stock at original exercise prices between of $0.06 and $0.075 per share. The exercise prices were adjusted to $0.001 in connection with the Agreements discussed below. All of these warrants were exercised on November 24, 2008.

In connection with this financing, the Company paid fees to a registered broker dealer of $570,000 and issued warrants to purchase up to 17,350,000 shares of the Company's Common Stock at a per share exercise price of $0.035 for 16.6 million shares and $0.075 for 750,000 shares.

For financial reporting purposes, the Company recorded a discount of $3,959,362 to reflect the value of the warrants and an additional discount of $2,310,886 to reflect the beneficial conversion feature of the July 07 Note. The estimated value of the warrants was determined using the Black-Scholes option pricing model under the following weighted average assumptions: life of 5 years, risk free interest rate of 4.88%, a dividend yield of 0% and volatility of 130.22%. The discounts were being amortized to the date of maturity unless converted earlier. As discussed below, the Company and the Investor entered into a Debenture Amendment Agreement. As a result, all of the remaining unamortized discounts were expensed in 2008.

(ii) On November 1, 2007, the Company entered into a Securities Purchase Agreement (the "November 07 Purchase Agreement") with the Investor pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in the principal amount of $2,500,000 (the “November 07 Note”). The November 07 Note had a term of three years and was scheduled to become due on November 1, 2010. The outstanding principal amount of the November 07 Note was convertible at the option of the holder into shares of Common Stock at an initial conversion price of $0.045 per share. In connection with the Debenture Amendment Agreement discussed below, the conversion price was adjusted to $0.015 per share. Amounts owing under the November 07 Note were secured by substantially all of the assets of the Company. In January 2010, the November 07 Note was converted into 166,666,667 shares of Common Stock.

In connection with the issuance of the November 07 Note, the Company issued Common Stock purchase warrants (the “November 07 Warrants”) to the Investor, exercisable through October 31, 2012, to purchase up to 83,333,334 shares of Common Stock at original exercise prices between $0.045 per share and $0.05. The exercise prices were adjusted to $0.001 in connection with the Agreements discussed below. All of these warrants were exercised on November 24, 2008.

For financial reporting purposes, the Company recorded a discount of $1,127,634 to reflect the value of the November 07 Warrants and an additional discount of $294,301 to reflect the beneficial conversion feature of November 07 Note. The estimated value of the warrants was determined using the Black-Scholes option pricing model under the following weighted average assumptions: life of 5 years, risk free interest rate of 3.67%, a dividend yield of 0% and volatility of 127.4%. The discounts were being amortized to the date of maturity unless converted earlier. As discussed below, the Company and the Investor entered into a Debenture Amendment Agreement. As a result, all of the remaining unamortized discounts were expensed in 2008.

(iii) On January 15, 2008, the Company entered into a Securities Purchase Agreement (the "January 2008 Purchase Agreement") with the Investor pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in the principal amount of $2,500,000 (the “January 08 Note”; together with the November 07 Note and the July 07 Note, the “Notes”). The January 08 Note had a term of three years and was scheduled to become due on January 15, 2011. The outstanding principal amount of the January 08 Note was convertible at the option of the holder into shares of Common Stock at an initial conversion price of $0.035 per share. In connection with the Debenture Amendment Agreement discussed below, the conversion price was adjusted to $0.015 per share. Amounts owing under the January 08 Note were secured by substantially all of the assets of the Company. In August 2009, the January 08 Note was converted into 166,666,667 shares of Common Stock.

In connection with the issuance of the January 08 Note, the Company issued Common Stock purchase warrants (the “January 08 Warrants”; together with the November 07 Warrants and the July 07 Warrants, the “Investor Warrants”) to the Investor, exercisable through January 15, 2013, to purchase up to 107,142,857 shares of Common Stock at an original exercise price of $0.035 per share. The exercise price was adjusted to $0.001 in connection with the April 08 Purchase Agreement discussed below. All of these Warrants were exercised on November 24, 2008.

In connection with the financing, the Company issued, as compensation to a registered broker dealer, warrants to purchase up to 14,999,999 shares of the Company's Common Stock at a per share exercise price of $0.035.

For financial reporting purposes, the Company recorded a discount of $1,459,189 to reflect the value of the warrants and an additional discount of $1,040,811 to reflect the beneficial conversion feature of January 08 Note. The estimated value of the warrants was determined using the Black-Scholes option pricing model under the following weighted average assumptions: life of 5 years, risk free interest rate of 3%, a dividend yield of 0% and volatility of 127.4%. The discounts were being amortized to the date of maturity unless converted earlier. As discussed below, the Company and the Investor entered into a Debenture Amendment Agreement. As a result, all of the remaining unamortized discounts were expensed in 2008.

Debt Modification

On November 21, 2008, the Company and the Investor entered into a Debenture Amendment Agreement (the “Debenture Amendment Agreement”), pursuant to which the Investor invested in the Company an additional $8 million. In consideration of the investment, the Company reduced the conversion price on the Notes referred to above to $0.015 per share. The parties also agreed that in the event that on the trading day immediately preceding June 1, 2009, the closing per share price of the Common Stock was less than $0.10, then the per share conversion price with respect to any amount then outstanding under the Notes would automatically be further adjusted to $0.01.  The price of the Common Stock was greater than $0.10 on the trading day immediately preceding June 1, 2009, and therefore no further adjustment of the conversion price was effected.

In addition, in consideration for the investment, the parties agreed under the Debenture Amendment Agreement to remove all conversion caps from the Warrants, which were contractual provisions that prevented the Investor from exercising an amount of such warrants to the extent that the Investor would beneficially own (i) greater than 4.99% of the outstanding Common Stock, and (ii) greater than 9.99% of the outstanding Common Stock without providing the Company with a sixty-one day notice In addition, Vicis agreed to waive, until further notice, the Company’s obligation to file on or before December 15, 2008 a resale registration statement with respect to the shares of Common Stock underlying the Notes and the Warrants. Vicis also agreed to not sell, through May 31, 2009, any shares of the Company’s Common Stock.

The Company accounted for the modification of the Convertible Promissory Notes, as described above, as an extinguishment of debt.  The Company deemed the terms of the amendment to be substantially different and treated the Convertible Promissory Notes as extinguished and exchanged for new notes. As such, it was necessary to reflect the Convertible Promissory Notes at fair market value and record a loss on extinguishment of debt of approximately $2.8 million.

The fair value of the Convertible Promissory Notes was determined utilizing Level 3 inputs. The fair value of the Convertible Promissory Notes was calculated utilizing the fully diluted market value of the invested capital of the Company immediately before and after the date of the debt modification. The fair value was determined to be the face value of the Convertible Promissory Notes at the date of the debt modification.

For financial reporting purposes, the Company recorded an initial discount of $12,500,000, based upon a conversion price of $0.01 to reflect the beneficial conversion feature related to the Debenture Modification Agreement. The discount is being amortized to the date of maturity of the various Convertible Promissory Notes unless converted earlier. On June 1, 2009, the beneficial conversion feature was re-measured based on the final conversion price being set at $0.015. This resulted in a reduction in the initial value of the beneficial conversion feature of $8,333,333 and a like reduction to additional paid-in capital.

Interest incurred on convertible debt amounted to $614,822 and $671,461 for the years ended December 31, 2009 and 2008, respectively. Amortization of the discounts related to the convertible debentures and notes above totaled $3,228,600 and $2,482,288 for the years ended December 31, 2009 and 2008. In addition, on June 30, 2009, the Company agreed to modify the terms of the expiring Class A warrants. Under the new terms the warrants were exercisable through August 31, 2009 and the exercise prices were reduced from $0.20 to $0.15 per share. The resulting charge due to the modification was $1,147,167 and is reflected as additional interest expense.  As a result of the debt conversions of the July 07 Note and the January 08 Note in January 2010, the unamortized debt discounts totaling $183,609 will be charged to interest expense in the next reporting period.

 NOTE 9 - STOCKHOLDERS' EQUITY

On November 16, 2009, the Company entered into a Securities Purchase Agreement (the "2009 Securities Purchase Agreement") with Vicis pursuant to which Vicis originally furnished to the Company access to a $3,000,000 equity based credit line. Pursuant to the 2009 Securities Purchase Agreement, Vicis established an escrow account (the “Holdback Account”) into which it originally deposited $3,000,000. If the Company’s cash resources fall below $1,500,000, the Company is entitled to receive $500,000 from the Holdback Account, and prior to the Amendment (defined below), in consideration of which, it was obligated to issue to Vicis, 3,333,333 shares of its Common Stock, as well as Series G Warrants for a corresponding number of shares of Common Stock. Any amounts in the Holdback Account that are not disbursed on or prior to June 30, 2011 (as such date may extended by mutual agreement of the parties) will be returned to Vicis.

On January 15, 2010, the Company and Vicis entered into an amendment (the “Amendment”) to the 2009 Securities Purchase Agreement pursuant to which Vicis deposit   an additional $5 million into the Holdback Account such that the total amount in the Holdback Account, prior to any drawdown by the Company, was $8,000,000. Under the Amendment, Ambient continues to be entitled to draw down on the Holdback Account as needed until the entire $8,000,000 is exhausted. In consideration of Vicis’ increase of the Holdback Account and its agreement to convert the Notes referred to in Note 8 above, the Company agreed that upon each drawdown from the Holdback Account, which is required to be in the amount of $500,000, the Company will issue to Vicis 5,000,000 Shares and Warrants for a corresponding number of shares of Common Stock.

Any amounts in the Holdback Account that are not withdrawn by Ambient on or prior to June 30, 2011, as such date may be extended by mutual agreement of the parties, will be returned to Vicis, and no Securities will be issued with respect to such amounts. If the Holdback Account is utilized in its entirety, then the Company will have issued 80,000,000 shares of restricted stock and Warrants for an additional 80,000,000 shares of Common Stock.

The Warrants issuable upon each drawdown are exercisable through the second anniversary of issuance at a per share exercise price of $0.25. Vicis received piggy-back registration rights in respect of the Shares and the shares of Common Stock underlying the Warrants. The Warrants provide that such security may not be converted or exercised if, following such conversion or exercise, as the case may be, Vicis will hold in excess of 4.99% of the Company’s then issued and outstanding Common Stock. However, Vicis is entitled, upon 61 days written notice to the Company, to waive these restrictions on conversion and/or exercise.

For the period January 1, 2010 through April 12, 2010, the Company effected four drawdowns in the amount of the $500,000 each, in consideration of which it issued to Vicis 15,000,000 shares of the Company’s Common Stock and Warrants exercisable through January 19, 2012 to April 12, 2012 to purchase an additional 20,000,000 shares of the Company’s Common Stock at a per share exercise price of $0.25.

STOCK OPTION PLANS

In November 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions. As of December 31, 2007, the number of shares of Common Stock reserved for issuance under the 2000 Incentive Plan was 25,000,000. On June 27, 2008, the number of shares reserved for issuance was further increased to 50,000,000 shares. On February 4, 2010, the number of shares reserved for issuance was further increased to 110,000,000 shares

The compensation committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years.

In December 2002, the Company adopted the 2002 Non-Employee Directors Stock Option Plan (the "2002 Directors Plan") providing for the issuance of shares of Common Stock to non-employee directors. Under the 2002 Directors Plan, only non-qualified options may be issued, and they will be exercisable for a period of six years from the date of grant. As of December 31, 2007, the number of shares of Common Stock reserved for issuance under the 2002 Directors Plan was 6,000,000 shares. On June 27, 2008, the number of shares reserved for issuance was increased to 12,000,000 shares. On February 4, 2010, the number of shares of Common Stock reserved for issuance was further increased to 25,000,000 shares

EMPLOYEE OPTIONS

In January and February, 2010, the Company issued options to employees from the Company’s 2000 Equity Incentive Plan to purchase up to a total of 200,000 shares of the Company’s Common Stock at an exercise price of $0.15. The options will be fully vested as of December 1, 2011.

In February and March 2010, the Company issued a total of 225,000 shares of Common Stock upon the exercise of stock options previously issued to employees from the Company’s 2000 Equity Incentive Plan

OTHER OPTION GRANTS

In addition to the options granted under the stock option plans discussed above (the "Plans”), the Company has issued options outside of the Plans, pursuant to various employment, consulting and separation agreements.

Option activity for 2009 and 2008 is summarized as follows:

	Plan	Nonplan	Total	Weighted Average Exercise Price
Options outstanding, January 1, 2008	28,587,000	3,720,000	32,307,000	$0.25
Granted	1,700,000	200,000	1,900,000	0.03
Exercised	––	––	––	––
Forfeited	(1,675,000)	(145,000)	(1,820,000)	0.16

Options outstanding, December 31, 2008	28,612,000	3,775,000	32,387,000	0.17
Granted	27,450,000	----	27,450,000	0.04
Exercised	(750,000)	––	(750,000)	0.06
Forfeited	(400,000)	(150,000)	(550,000)	0.13

Options outstanding, December 31, 2009	54,912,000	3,625,000	58,537,000	$.109

Shares of Common Stock available for
Future grant under the plans	4,737,100
Aggregate intrinsic value	$4,149,725

The aggregate intrinsic value was calculated based on the positive difference between the closing market price of the Company’s Common Stock and the exercise price of the underlying options.

The following table summarizes information about stock options outstanding at December 31, 2009:

		Weighted Average Remaining		Options Exercisable Weighted Average
Ranges of price	Number Outstanding	Contractual Life	Exercise Price	Number Exercisable	Exercise Price
$0.03-.045	36,642,500	7.88	$0.037	36,192,500	$0.037
$0.05 - $.06	350,000	6.79	$0.053	350,000	$0.053
$0.10 - $.164	1,420,000	6.08	$0.132	1,020,000	$0.123
$0.20 - $0.300	17,899,500	3.56	$0.205	17,549,500	$0.206
$0.50	2,225,000	2.54	$0.500	2,225,000	$0.500
$0.03-$0.50	58,537,000	6.31	$0.109	57,337,000	$0.108

Share based compensation - The fair values of stock options granted were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2009	2008
Risk free interest rate	1.07%- 2.66%	1.45%- 1.87%
Expected life	3.5 -5.75	1.5 -5.75
Expected volatility	162% - 169%	133% - 162%
Dividend yield	––	––

Weighted-average grant date fair value per share	$0.035	$0.019

As of December 31, 2009, there was $73,000 of unrecognized compensation cost related to nonvested options granted.  That cost is expected to be recognized over a weighted-average period of 9.9 months.

 WARRANTS

On April 23, 2008, the Company entered into a Securities Purchase Agreement (the "April 08 Purchase Agreement") with the Investor referred to in Note 8 above pursuant to which the Company issued to the Investor, in consideration of an investment of $3,000,000, warrants (the “April 2008 Warrants”), exercisable through April 2013, to purchase up to 135,000,000 shares of the Company’s Common Stock, at a per share exercise price of $0.001.

In connection with the financing, a registered broker dealer received $45,000 as compensation payment and was issued warrants to purchase up to 1,000,000 shares of the Company's Common Stock at a per share exercise price of $0.035.

On November 24, 2008, the Company issued 464,365,080 shares of its Common Stock to Vicis upon its exercise of all outstanding Investor Warrants through a combination of “cashless exercises” as well as for “cash exercises.” The Company received cash proceeds of $242,143 from the cash exercises.

A summary of the warrants outstanding at December 31, 2009 is as follows:

	Exercise	Expiration
Warrants	Price	Date
41,311,165	$0.035	2012 - 2013
750,000	$0.075	2012
36,766,666	$0.25	2011
78,827,831

In March 2010, the Company issued 2,144,000 shares of Common Stock upon the exercise of finder warrants previously issued from the July 07 funding.

Warrant Modification

In May 2006, the Company raised net proceeds of $8.986 million in a private placement of $10,000,000 in principal amount of its two-year 8% Convertible Debentures (the "2006 Debentures"). The balance was repaid in its entirety by January 2008. Investors in the private placement also received Class A warrants, exercisable through June 30, 2009, to purchase up to 33,333,333 shares of the Company's Common Stock at a per share exercise price of $0.20 and Class B warrants, exercisable through June 30, 2011, to purchase up to 33,333,333 shares of the Company’s Common Stock at a per share exercise price of $0.25.

In connection with the placement of the 2006 Debentures, the Company issued to a registered broker dealer that acted as placement agent warrants consisting of (x) warrants to purchase an aggregate of 6,666,667 shares of Common Stock having an initial exercise price equal to $0.15, (y) warrants to purchase an aggregate of 3,333,333 shares of Common Stock having an initial exercise price equal to $0.20, and (z) warrants to purchase an aggregate of 3,333,333 shares of Common Stock having an initial exercise price equal to $0.25. Except as specifically noted, these warrants otherwise are on substantially the same terms and conditions as the investor warrants.

On June 30, 2009, the Company modified the terms of the expiring Class A warrants. Under the new terms the warrants were exercisable thought August 31, 2009 and the exercise prices were reduced from $.20 to $0.15 per share. The Company valued the warrant modification at $1,147,167 using the Black-Scholes pricing model and the following assumptions: contractual term of 0.167 years, an average risk-free interest rate of 0.19% a dividend yield of 0% and volatility of 93%. The resulting of $1,147,167 is reflected in the Statement of Operations for 2008 as interest expense.

Following the modification, Class A warrants for an aggregate of 6,283,333 shares of the Company’s Common Stock have been exercised for total net cash exercise proceeds of $848,250 through August 31, 2009, and 30,383,333 Class A warrants expired.

NOTE 10 - INCOME TAXES

At December 31, 2009, the Company had available $77 million of net operating loss carry forwards, for U.S. income tax purposes which expire in the years 2016 through 2029. However, due to changes in stock ownership, the use of the U.S. net operating loss carry forwards is severely limited under Section 382 of the Internal Revenue Code. As such, approximately $61 million of these net operating loss carry forwards will expire as worthless. The Company has ceased its foreign operations and has abandoned the foreign net operating loss carry forwards.

Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these loss carry forwards as valuation allowances have been established for any such benefits.

Significant components of the Company's deferred tax assets for U.S. income taxes are as follows:

	December 31,
	2009	2008
Net operating loss carry forwards	$6,568,369	$2,735,184
Stock based compensation	734,654	355,734
Other	583,860	555,204
Total deferred tax assets	7,886,883	3,646,122
Valuation allowance	(7,886,883)	(3,646,122)
Net deferred tax assets	$––	$––

The increase in the valuation allowance was due to the increases in the items in the table above.

The following is a reconciliation of the federal statutory tax rate of 35% for 2009 and 2008, with the provision for income taxes:

	December 31,
	2009	2008
Statutory tax rate	(35%)	(35%)
Valuation allowance	35%	35%
Effective federal tax rate	0%	0%

At December 31, 2009 and 2008, the Company had no material unrecognized tax benefits, and no adjustments to liabilities or operations were required. The Company does not expect that its unrecognized tax benefits will materially increase within the next twelve months. The Company did not recognize any interest or penalties related to uncertain tax positions at December 31, 2009 and 2008.

The Company files U.S. and state income tax returns in jurisdictions with varying statutes of limitations. The 2006 through 2009 tax years generally remain subject to examination by federal and most state tax authorities.

NOTE 11 – CONCENTRATIONS

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are maintained with major financial institutions in the United States.  At December 31, 2009 and 2008, no amounts were in excess of insured amounts.

SALES AND MAJOR CUSTOMERS

Revenues for the years ended December 31, 2009 and 2008 were as follows:

	December 31, 2009	December 31, 2008
Hardware	$2,127,977	$12,136,283
Software and services	65,361	486,070
	$2,193,338	$12,622,353

Duke Energy accounted for 100% of hardware, software and services revenues for the years ended December 31, 2009 and 2008, respectively.

MAJOR SUPPLIER

In both 2009 and 2008, we utilized one contract manufacturer to produce our nodes. Should our relationship with the manufacturer deteriorate or terminate or should this supplier lose some or all of its access to the products or components that comprise all or part of the nodes that we purchase from it our performance could be adversely affected.  Under such circumstances, we would be required to seek alternative sources of supply for these products, and there can be no assurance that we would be able to obtain such products from alternative sources on the same terms.  A failure to obtain such products on as favorable terms could have an adverse effect on our revenue and/or gross margin.

NOTE 12 - COMMITMENTS

EMPLOYMENT AGREEMENTS

On December 30, 2008, the Board of Directors approved an amended and restated employment agreement with the Company's Chief Executive Officer. The term of the agreement is currently scheduled to expire on December 31, 2010, provided that after expiration of the term, the agreement will automatically renew for additional one-year terms, unless terminated by the Company upon written notice given not less than 90 days prior to the expiration of the term. Under the agreement, the officer is paid an annual salary of $330,000, subject to annual cost of living adjustments. The agreement also contains certain provisions for early termination, including in the event of a change in control, which may result in a severance payment equal to two years of base salary then in effect and the continuation of certain benefits.

On June 2, 2008, the Company entered into an amended and restated employment agreement with its Chief Technical Officer. The agreement was scheduled to expire on December 31, 2009, provided that the agreement is subject to renewal for additional one-year terms, unless terminated in accordance with the agreement upon 60 days’ prior notice. The agreement was renewed through December 31, 2010. Under the agreement, the officer is paid an annual salary of $225,000 subject to review. The agreement also contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect.

On June 2, 2008, the Company entered into an employment agreement with its Vice President of Operations. The agreement was scheduled to expire on December 31, 2009, provided that the agreement is subject to renewal for additional one-year terms, unless terminated in accordance with the agreement upon 60 days’ prior notice. The agreement was renewed through December 31, 2010. Under the agreement, the Vice President of Operations is paid an annual salary of $175,000 subject to review. The agreement also contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect.

NOTE 13 - OPERATING LEASES

Ambient does not own any real property. The Company's corporate office in Newton, Massachusetts consists of two floors comprised of approximately 20,242 square feet. The lease term for the premises was scheduled to commence on September 1, 2009 and continues through December 31, 2012. At our request, the landlord agreed that we could commence the lease earlier and we completed the move into our new headquarters in August 2009.

The lease provides for an initial period of the lease to be rent free and includes scheduled rent escalations.  Accounting principals generally accepted in the United States of America require that the total rent expense to be incurred over the term of the lease be recognized on a straight-line basis. Deferred rent represents the cumulative excess of the straight-line expense over the payments made.  The average annual rent expense over the term of the lease is approximately $304,000.

Rent expense for 2009 and 2008 was $290,430 and $233,315, respectively.

Future minimum annual rentals through 2012 is as follows:

Years ended December 31,
2010	$203,186
2011	389,885
2012	403,839

Total	$996,910

NOTE 14 - COMMERCIAL DEPLOYMENT AGREEMENTS

In September 2009, the Company and Duke Energy entered into a long-term agreement to supply Ambient’s latest X-series smart grid nodes, the X-3100 (the “Product”) for deployment throughout the utility’s electric power distribution grid. The agreement also provides for a license of the node software and the network management system software to operate and manage the Product. Additionally, the agreement establishes the terms for Ambient provided maintenance service and support for which Duke Energy will be required to pay an established maintenance fee beginning at the expiration of the stated warranty period.

The agreement is in effect until December 31, 2015, subject to various rights of the parties to terminate the agreement prior to such time. Ambient has agreed to provide maintenance services potentially extending for ten years after the termination of the agreement if Duke Energy continues to pay for such maintenance services on a non- interrupted basis throughout the extended period. The agreement continues the relationship that Ambient initiated with Duke Energy in 2005, initially involving various pilot programs. Under the terms of the agreement, the Company, to date, has received purchase orders for product to be delivered through third quarter of 2010, amounting to approximately $10.0 million.  These purchase orders resulted in recorded revenue of approximately $1.3 million for the year ended December 31, 2009.

PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

SEC FILING FEE	$87
LEGAL FEES AND EXPENSES	$10,000
BLUE SKY FILING FEES AND EXPENSES (INCLUDING COUNSEL FEES)	$5,000
ACCOUNTING FEES AND EXPENSES	$5,000
PRINTING AND ENGRAVING EXPENSES	$500
MISCELLANEOUS EXPENSES	$0
TOTAL	$20,587

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper.

Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against such person in any such capacity or arising out of the person’s status as such whether or not the corporation would have the power to indemnify such person against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

Section 7 of the Registrant's certificate of incorporation contains the following provisions with respect to the elimination or limitation of liability of the Registrant's directors:

“The directors and officers of the corporation shall be entitled to such rights of indemnification and advancement of expenses, including attorneys’ fees, in the defense of any action or threatened action in which a director or officer is or may be a party as the Board of Directors may by resolution prescribe.”

The Registrant's by-laws provide that it will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by law.

Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or the making of unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article NINTH of the Registrant's certificate of incorporation provides that:

"To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages, breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Act.

1.
In January 2006, the Company issued to an institutional investor (i) a secured promissory note in the principal amount $1,620,000 and (ii) a five year warrant to purchase 3,000,000 shares of Common Stock at a per share exercise price of $0.15 in consideration of the loan to the Company of $1,500,000 (net of approximately $165,000 offering related fees and expenses).

2.
In April 2006, the Company issued to an institutional investor (i) a secured promissory note in the principal amount $524,333 and (ii) a five year warrant to purchase 500,000 shares of Common Stock at a per share exercise price of $0.15 in consideration of the loan to the Company of $500,000 (net of approximately $55,000 offering related fees and expenses).

3.
In May 2006, the Company sold $10,000,000 aggregate principal amount of its 8% Senior Secured Convertible Debentures and common stock purchase warrants, receiving net proceeds of approximately $6.85 million after the payment of offering related fees and expenses and the repayment of the indebtedness described in Notes 8 above. In connection therewith, the Company issued to such investors warrants to purchase up to 33,333,333 shares of Common Stock at an exercise price of $0.20 and 33,333,333 of Common Stock at an exercise price of $0.25.

4.
In May 2006, in connection with the sale of the convertible debentures described in Note 8 above, the Company issued to a placement agent as compensation warrants to purchase up to 6,666,667 shares of Common Stock at a per share exercise price of $0.15, up to 3,333,333 shares of Common Stock at a per share exercise price of $0.20, and up to 3,333,333 shares of Common Stock at a per share exercise price of $0.25.

5.
In May 2006, the Company issued to each of two service providers warrants to purchase up to 50,000 shares of Common Stock at an exercise price $0.20 per share and warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $0.25 per share.

6.	In June 2007, the Company issued to an institutional investor a promissory note in the principal amount of $4 million.

7.
In July 2007, the Company sold $7,500,000 principal amount of its Senior Secured Convertible Note and common stock purchase warrants, receiving net proceeds of approximately $6.9 million after the payment of offering related fees and expenses and the repayment of the indebtedness described in Note 8 above. In connection therewith, the Company issued to such investor warrants to purchase up to 100,000,000 shares of Common Stock at an exercise price of $0.75 and 50,000,000 of Common Stock at an exercise price of $0.6.

8.
In July 2007, in connection with the sale of the convertible notes described in Note 8 above, the Company issued to a placement agent as compensation warrants to purchase up to 15,000,000 shares of the Company's Common Stock at a per share exercise price of $0.075.

9.
In November 2007, the Company sold $2,500,000 principal amount of its Senior Secured Convertible Note and common stock purchase warrants, receiving net proceeds of approximately $2.5 million after the payment of offering related fees. In connection therewith, the Company issued to such investor warrants to purchase up to 27,777,778 shares of Common Stock at an exercise price of $0.045 and 55,555,556 shares of Common Stock at an exercise price of $0.05.

10.
In November 2007, in connection with the sale of the convertible notes described in Note 8 above, the Company issued to a placement agent as compensation warrants to purchase up to 11,666,667 shares of the Company's Common Stock at a per share exercise price of $0.045.

11.
In January 2008, the Company sold $2,500,000 principal amount of its Senior Secured Convertible Note and common stock purchase warrants, receiving net proceeds of approximately $2.5 million after the payment of offering related fees. In connection therewith, the Company issued to such investor warrants to purchase up to 107,142,857 shares of Common Stock at an exercise price of $0.035.

12.
In January 2008, in connection with the sale of the convertible notes described in Note 8 above, the Company issued to a placement agent as compensation warrants to purchase up to 14,999,999 shares of the Company's Common Stock at a per share exercise price of $0.035.

13.	In April 2008, the Company sold warrants to purchase up to 135,000,000 shares of Common Stock at an exercise price of $0.001, receiving net proceeds of approximately $2.95 million.

14.
In April 2008, in connection with the sale of the convertible notes described in Note 10 above, the Company issued to a placement agent as compensation warrants to purchase up to 1,000,000 shares of the Company's Common Stock at a per share exercise price of $0.035.

15.	In November 2008, the Company agreed to reduce the conversion price of the promissory notes referred to in Note 8 to $0.015, in consideration of which it received $8 million.

16.	In November 2008, the Company issued 464,365,080 shares of Common Stock upon the exercise of the warrants referred to in Notes 8 and 10 above.

17.	In August 2009, the Company issued 166,666,667 shares of our Common Stock to Vicis upon its conversion of $2.5 million in principal amount of outstanding notes.

18.	In January 2010, the Company issued 666,666,667 shares of our Common Stock to Vicis upon its conversion of $10.0 million in principal amount of outstanding notes.

19.
In January 2010, the Company issued to Vicis 5,000,000 shares of Common Stock and warrants, exercisable through the second anniversary of issuance, to purchase an additional 10,000,000 shares of Common Stock at per share exercise price of $0.25, upon draw-down in the amount of the $500,000 from the escrowed amounts in the holdback account set up by the Company and Vicis.

20.
In March 2010, the Company issued to Vicis 10,000,000 shares of Common Stock and warrants, exercisable through the second anniversary of issuance, to purchase an additional 5,000,000 shares of Common Stock at per share exercise price of $0.25, upon draw-down in the amount of the $1,000,000 from the escrowed amounts in the holdback account set up by the Company and Vicis.

21.
In April 2010, the Company issued to Vicis 5,000,000 shares of Common Stock and warrants, exercisable thorugh the second anniversary of issuance, to purchase an additional 5,000,000 shares of Common Stock at per share exercise price of $0.25, upon draw-down in the amount of the $500,000 from the escrowed amounts in the holdback account set up by the Company and Vicis.

All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or Regulation S under such Securities Act. Except with respect to securities sold under Regulation S, the recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in all of the above transactions. The Company believes the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in its common stock. All recipients had adequate access to information about the Company. None of the transactions described above involved general solicitation or advertising.

ITEM 16. EXHIBITS

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Company, as amended. (1) (Exhibit 3.1), (2) (Exhibit 3.1)

3.2	Bylaws of the Company, as amended. (3) (Exhibit 3.2)

4.1	Specimen Stock Certificate. (3) (Exhibit 4.1)

4.2	Common Stock Purchase Warrant issued by the Company on January 25, 2006. (4) (Exhibit 4.6)

4.3	Form of Common Stock Purchase Warrant issued by the Company on May 26, 2006. (5) (Exhibit 4.7)

4.4	Secured Convertible Promissory Note due July 31, 2010. (6) (Exhibit 4.1)

4.5	Common Stock Purchase Warrant (Series A) (6). (Exhibit 4.2)

4.6	Common Stock Purchase Warrant (Series B) (6). (Exhibit 4.3)

4.7	Secured Convertible Promissory Note due November 1, 2010. (7) (Exhibit 4.1)

4.8	Common Stock Purchase Warrant (Series C). (7) (Exhibit 4.2)

4.9	Common Stock Purchase Warrant (Series D). (7) (Exhibit 4.3)

4.10	Secured Convertible Promissory Note due January 15, 2011. (8) (Exhibit 4.1)

4.11	Common Stock Purchase Warrant (Series E). (8) (Exhibit 4.2)

4.12	Warrant issued as of April 23, 2008. (2) (Exhibit 4.1)

4.13	Retainer Warrant issued as of July 31, 2007

4.14	Form of Placement Agent Warrants

4.15	Common Stock Purchase Warrant (Series G) (15) (4.1)

5.1	Opinion of Aboudi and Brounstein

10.1	Ambient Corporation 2000 Equity Incentive Plan. (9) + (Appendix B)

10.2	Stock Purchase Agreement dated as of September 30, 2002 between the Company and Consolidated Edison, Inc. (10) (Exhibit 10.2)

10.3	Ambient Corporation 2002 Non-Employee Directors' Stock Option Plan. (9) (Appendix C)

10.4	Amended and Restated Employment Agreement effective as of December 30, 2008 between the Company and John Joyce. (14) Exhibit 10.4 +

10.5	Amended and Restated Employment Agreement effective as of June 2, 2008 between the Company and Ramdas Rao. (14) Exhibit 10.4 +

10.6	Securities Purchase Agreement dated as of May 26, 2006 among the Company and certain investors. (5) (Exhibit 10.8)

Exhibit Number	Description
10.7	Registration Rights Agreement dated as of May 26, 2006 among the Company and certain investors. (5) (Exhibit 10.9)

10. 8	Registration Rights Agreement, dated as of July 31, 2007, between Ambient Corporation and Vicis Master Capital Fund. (6) (Exhibit 10.1)

10.9	Securities Purchase Agreement, dated as of July 31, 2007 between Ambient Corporation and Vicis Master Capital Fund. (6) (Exhibit 10.2)

10.10	Security Agreement, dated as of July 31, 2007 between Ambient Corporation and Vicis Master Capital Fund. (6) (Exhibit 10.3)

10.11	Securities Purchase Agreement dated as of November 1, 2007, between Ambient Corporation and the Vicis Master Fund. (7) (Exhibit 10.1)

10.12	First Amendment dated as of November 1, 2007 to Registration Rights Agreement, dated as of July 31, 2007, between Ambient and Vicis Master Capital Fund. (7) (Exhibit 10.2)

10.13	First Amendment dated as of November 1, 2007 to Securities Purchase Agreement, dated as of July 31, 2007 between Ambient Corporation and Vicis Master Capital Fund. (7) (Exhibit 10.3)

10.14	Securities Purchase Agreement dated as of January 15, 2008, between Ambient Corporation and the Vicis Master Capital Fund. (8) (Exhibit 10.1)

10.15	Second Amendment dated as of January 15, 2008 to Registration Rights Agreement, dated as of July 31, 2007, between Ambient Corporation and Vicis Master Capital Fund. (8) (Exhibit 10.2)

10.16	First Amendment dated as of January 15, 2008 to Securities Purchase Agreement, dated as of November 1, 2007 between Ambient Corporation and Vicis Master Capital Fund. (8) (Exhibit 10.3)

10.17	Second Amendment dated as of January 15, 2008 to Securities Purchase Agreement, dated as of July 31, 2007 between Ambient Corporation and Vicis Master Capital Fund. (8) (Exhibit 10.4)

10.18	Securities Purchase Agreement dated as of April 23, 2008 between Ambient Corporation and Vicis Capital Master Fund. (2) (Exhibit 10.1)

10.19	Amendment and Waiver dated as of April 23, 2008 between Ambient Corporation and Vicis Capital Master Fund. (2) (Exhibit 10.2)

10.20	Debenture Amendment Agreement dated as of November 21, 2008 between Ambient Corporation and Vicis Capital Master Fund. (11) (Exhibit 10.1)

10.21
Commercial Deployment Agreement dated as of March 31, 2008 between Ambient Corporation and Duke Energy Carolinas, LLC. (13) (10.1) (Pursuant to Rule 24 b-2 under the Securities Exchange Act of 1934, the registrant has requested confidential treatment of the portion of this exhibit deleted from the filed copy).

10.22
Product Sales, Services & Software Agreement between Ambient Corporation and Duke Energy business Services LLC on its own behalf and as agent for and on behalf of Duke Energy Carolinas, LLC, Duke Energy Indiana, Inc, Duke Energy Ohio, Inc., Duke Energy Kentucky, Inc., and certain after acquired affiliates (Pursuant to Rule 24b-2 under the Exchange Act, the registrant has requested confidential treatment of portions of this exhibit deleted from the filed copy.) (15) (10.1)

10.23	Securities Purchase Agreement, dated as of November 16, 2009 between Ambient Corporation and Vicis Master Capital Fund (15) (10.2)

10.24	Registration Rights Agreement, dated as of November 16, 2009 between Ambient Corporation and Vicis Master Capital Fund. (15)(10.3)

10.25	Office Lease Agreement dated as of May 21, 2009, between Ambient Corporation and NS 7/57 Acquisition LLC (16) (10.1)

10.26	Amendment to Securities Purchase Agreement dated as of January 15, 2010, between Ambient and Vicis Master Capital Fund.

14	Code of Conduct and Ethics. (12) (Exhibit 14)

21	Subsidiaries (14) Exhibit 21

23.1 *	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

23.2	Consent of Aboudi & Brounstein.

*	Filed herewith

(1)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and incorporated herein by reference.

(2)
Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Quarterly Report on Form 10-Q for the three month period ended June 30, 2008 and incorporated herein by reference.

(3)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Registration Statement on Form SB-2 (File No. 333-40045) and incorporated herein by reference.

(4)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005 and incorporated herein by reference.

(5)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Registration Statement on Form SB-2 (File No. 333-134872) and incorporated herein by reference.

(6)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Current Report on Form 8-K filed on July 31, 2007 and incorporated herein by reference.

(7)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Current Report on Form 8-K filed on November 5, 2007 and incorporated herein by reference.

(8)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Current Report on Form 8-K filed on January 17, 2008 and incorporated herein by reference.

(9)	Filed as an appendix to the Company’s Definitive Proxy Statement on From 14A filed on May 18, 2008 and incorporated herein by reference.

(10)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 and incorporated herein by reference.

(11)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Current Report on Form 8-K filed on November 24, 2008 and incorporated herein by reference.

(12)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference.

(13)
Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2008 and incorporated herein by reference.

(14)	Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2008 and incorporated herein by reference.

(15)
(15) Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Quarterly Report on Form 10-Q for the three month period ended September 30,
2009 and incorporated herein by reference.

(16)
(16) Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Quarterly Report on Form 10-Q for the three month period ended June 30, 2009 and incorporated herein by reference.

+	Management Agreement

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
 If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

                The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in Newton, Massachusetts, on the 30 day of April 2010.

AMBIENT CORPORATION

By:	/S/ JOHN J. JOYCE
JOHN J. JOYCE
CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER AND OFFICER DULY AUTHORIZED TO SIGN ON BEHALF OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ JOHN J. JOYCE
JOHN J. JOYCE	PRESIDENT, CHIEF	APRIL 30, 2010
EXECUTIVE OFFICER, DIRECTOR

/S/ MICHAEL WIDLAND
MICHAEL WIDLAND	DIRECTOR	APRIL 30, 2010

/S/ D. HOWARD PIERCE
D. HOWARD PIERCE	DIRECTOR	APRIL 30, 2010

/S/ THOMAS MICHAEL HIGGINS
THOMAS MICHAEL HIGGINS	DIRECTOR	APRIL 30, 2010

/S/ SHAD STASTNEY
SHAD STASTNEY	DIRECTOR	APRIL 30, 2010